Exhibit 2.2

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is entered into as of November 8, 2010 by and among Midwest Holding Inc., a Nebraska corporation (“Midwest”), a wholly owned subsidiary of Midwest, American Life & Security Corp., a Nebraska corporation (“American Life”), Old Reliance Insurance Company, an Arizona-domiciled stock life insurance company (“Old Reliance”), and David G.  Elmore, an individual (‘“Elmore”).

WITNESSETH:

WHEREAS, Elmore owns ten thousand (10,000) shares of common stock, one hundred five dollars ($105.00) par value per share (“Shares”), of Old Reliance which constitutes all of the issued and outstanding capital stock of Old Reliance; and

WHEREAS, Midwest desires to purchase from Elmore, and Elmore desires to sell to Midwest, two thousand five hundred (2,500) Shares, and American Life desires to purchase from Elmore, and Elmore desires to sell to American Life, seven thousand five hundred (7,500) Shares;

WHEREAS, as part of the transactions contemplated by this Agreement, Midwest desires to receive, and as a condition of the closing contemplated hereby, will receive all regulatory approvals to merge each of American Life and its wholly owned subsidiary, Capital Reserve Life Insurance Company (“Capital Reserve”), into Old Reliance;

WHEREAS, simultaneously with the Closing of the transactions contemplated hereby, Midwest will merge American Life and Capital Reserve into Old Reliance; and

WHEREAS, simultaneously with the Closing of the transaction contemplated hereby, Old Reliance will sell and transfer to Elmore, and Elmore will purchase from Old Reliance, all of the capital stock of its wholly owned subsidiary, Fidelity Standard Life Insurance Company (“F.S.”).

NOW, THEREFORE, it is agreed among the parties as follows:

ARTICLE I
Purchase and Sale

Subject to the terms and conditions set forth in this Agreement, Elmore agrees to sell, and Midwest agrees to purchase, two thousand five hundred (2,500) Shares and Elmore agrees to sell, and American Life agrees to purchase seven thousand five hundred (7,500) Shares as follows:

1.1                                 The transactions contemplated by this Agreement shall be completed at a closing (“Closing”) on a closing date (“Closing Date”) to occur on the date certain set forth in the Articles of Merger following the date on which all conditions set forth in Article VI of this Agreement have been satisfied (subject to the limitations set forth in Article VI) or waived in writing.  For accounting purposes, the Closing will be effective as of 12:0 l a.m.  (Central time) on January 1, 2011.

1.2                                 At Closing, American Life will pay to Elmore one million seven hundred fifty thousand dollars($ 1,750,000) and it shall cause Old Reliance to issue Elmore a five-year surplus debenture with a principal amount of $500,000 in the form attached hereto as Exhibit A (the “Surplus Debenture”’) and Midwest will issue to Elmore one hundred fifty thousand (150,000) shares of Voting Common Stock of Midwest par value of one-tenth of one cent ($.001) per share, (collectively the “Purchase Price”), by delivery of cash in the amount of one million seven hundred fifty thousand dollars ($1,750,000) payable by wire transfer or delivery of other immediately available funds, delivery of the Surplus Debenture and the issuance and delivery of a certificate for said shares of Midwest Voting Common Stock.  Also at Closing, Old Reliance shall (i) issue to Elmore or one of his Affiliates a non-exclusive software license in respect of the proprietary software of Old Reliance then existing substantially in the form as set forth in Exhibit G hereto and (ii) assign and convey to Elmore all of the issued and outstanding capital stock of F.S. in consideration of a cash payment by Elmore equal to the then-existing carrying value of F.S. on the books and records of Old Reliance, payable by wire transfer or delivery of other immediately available funds.

1.3                                 At Closing, (i) Elmore will deliver to Midwest and American Life the various certificates, instruments.  and documents referred to in Section 6.1 (e), (ii) Midwest will deliver to Elmore the various certificates, instruments, and documents referred to in Section 6.2(e), (iii) Elmore will deliver to Midwest and American Life stock certificates representing the two thousand five hundred (2,500) and seven thousand five hundred (7,500) Shares, respectively; endorsed in blank or accompanied by duly executed assignment documents free and clear of all security interests, liens, charges, encumbrances.  restrictions or rights of any third parties of any kind or nature, (iv) Midwest and American Life will deliver to Elmore the consideration specified in Section 1.2, (v) Old Reliance shall deliver to Elmore the Surplus Debenture, the aforementioned software license, and stock certificates representing all of the issued and outstanding capital stock of F.S., (vi) Elmore will deliver to Old Reliance the consideration specified in Section 1.2.  and (vii) Elmore and Old Reliance shall execute and deliver to one another that certain Real Property Option and Put Agreement and associated Lease substantially in the form attached hereto as Exhibit E and a Software License Agreement substantially in the form attached hereto as Exhibit G.

ARTICLE II

Representations md Warranties of Midwest and American Life

No representations or warranties are made by any director, officer, employee or shareholder of Midwest and American Life as individuals.  Midwest and American Life hereby represent, and warrant to Elmore as follow:

2.1                                 Midwest is a corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska.  having the corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted.  The Articles of Incorporation, and all amendments thereto, and Bylaws of Midwest, copies of which have been delivered to Elmore, are complete and accurate, and the minute books of Midwest contain a record, which is complete and accurate in all material respects, of all meetings, and all corporate actions of the shareholders and Board of Directors of Midwest.

American Life is a Nebraska insurance company duly organized, validly existing and in good standing under the laws of the State of Nebraska, having the corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted.  American Life is duly qualified and licensed to do business as an insurance company in each jurisdiction in which the failure to be so qualified would have a material adverse effect on its business (as presently conducted and as currently proposed to be conducted), properties or financial condition.  The Articles of Incorporation and Bylaws of American Life, copies of which have been delivered to Elmore, are complete and accurate, and the minute books of American Life contain a record, which is complete and accurate in all material respects, of all meetings, and all corporate actions of the shareholders and Board of Directors of American Life.

Each of Midwest and American Life have complete and unrestricted power to enter into, and, upon the appropriate approvals as required by law.  to consummate the transactions contemplated by this Agreement.  Neither Midwest and American Life, nor their Affiliates (as defined in Section 4.6) have any liability or obligation to pay any fee or commission to any broker, agent or finder other than to Caldwell & Caldwell, LLP (whose fees, commissions and/or expenses shall be paid by Midwest) with respect to the transactions contemplated hereby.

2.4                                 Neither the making of nor the compliance with the terms and provisions of this Agreement and consummation of the transactions contemplated herein by Midwest and American Life will conflict with or result in a breach or violation of their respective Articles of Incorporation or Bylaws.

2.5                                 The execution, delivery and performance of this Agreement has been duly authorized and approved by all necessary corporate action on the part of Midwest, American Life and their respective officers, directors and shareholders.

2.6                                 Midwest has delivered to Elmore the following financial statements of Midwest: consolidated balance sheets of Midwest as of December, 31, 2008 and 2009.  and related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended, and the consolidated balance sheet of Midwest as of June 30, 2010 and the related statements of income for the six months then ended.  All such statements, herein sometimes called “Midwest Financial Statements,” were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), and arc complete and correct in all material respects and.  together with the notes to these financial statements, present fairly the consolidated financial position and consolidated results of operations of Midwest for the periods included except that the June 30, 2010 financial statements lack footnotes and other presentation items and are subject to normal year-end activity adjustments.  Midwest maintains a standard system of accounting established and administered in accordance with GAAP.

2.7                                 Since the dates of the Midwest Financial Statements there have not been any material adverse changes in the business or condition, financial or otherwise, of Midwest or American Life.

2.8                                 Each of Midwest and American Life (i) understands that the Shares have not been.  and will not be, registered under any federal or state securities laws, and arc being offered and sold to them in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Shares solely for its own account for investment purposes, and not with a view to public distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, ( iv) is able to bear the economic risk and lack of liquidity inherent in holding the Shares, (v) is an “accredited investor” as that term is defined for purposes of Regulation D promulgated under the Securities Act of 1933, as amended and (vi) acknowledges that, in connection with the purchase of the Shares, it has not relied upon any representation or warranty made by Elmore or any of the directors, officers, employees, shareholders or Affiliates of Old Reliance (as such term is defined in Section 4.6), except those representations and warranties contained in this Agreement.

2.9                                 This Agreement has been duly authorized, executed and delivered by each of Midwest and American Life, constitutes a legal, valid and binding obligation of Midwest and American Life and is enforceable against each of Midwest and American Life in accordance with its terms.  except to the extent that (a) enforcement against Midwest or American Life may be limited by or subject to any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors’ rights generally, (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar person or entity before which any proceeding therefor may be brought, or (c) to the extent that the indemnification provisions and the choice of law provisions contained in this Agreement may be limited by applicable laws.

2.10                           The shares of Midwest Voting Common Stock issuable under this Agreement, when so issued and delivered against payment therefor in accordance with the provisions of this Agreement.  will be duly and validly issued, fully paid and non-assessable, and will be free of restrictions or transfer other than restrictions on transfer imposed (a) under this Agreement or other agreement between Midwest and the holder of such shares or (b) under applicable state and federal laws.  Midwest has not taken any action that will cause the issuance of the Midwest Voting Common Stock as contemplated by this Agreement to constitute a violation of applicable federal or state securities laws.  Based in part on the representations made by Elmore in Section 3.21 of this Agreement, the oiler and issuance of Midwest Voting Common Stock pursuant to this Agreement will be in compliance with the registration requirements of applicable federal and state securities laws or pursuant to valid exemptions therefrom.

2.11                           The aggregate number of shares which Midwest is authorized to issue is one hundred fifty million (150,000,000) shares, all having a par value of one-tenth of one cent

($0.001) per share, consisting of the following: (a) one hundred twenty million (120,000,000) shares of voting common stock (the “Voting Common Stock”); (b) twenty million (20,000,000) shares of non-voting common stock (the “Non-Voting Common Stock” and.  together with the Voting Common Stock, the “Common Stock”); and (c) ten million (10,000,000) shares of preferred stock.  Seven million six hundred twenty four thousand six hundred twenty (7,624,620) shares of Common Stock (of which all such shares are Voting Common Stock) and ninety thousand eight hundred thirty-three (90,833) shares of Series A preferred stock are issued and outstanding, fully paid and non-assessable.

2.12                           Section 2.13 of the Midwest Disclosure Schedule (Exhibit B) sets forth a description of all pending legal proceedings involving Midwest American Life and Capital Reserve.  Other than is set forth in the Midwest Disclosure Schedule, there are no legal proceedings or regulatory proceedings involving, or to the knowledge of the officers of Midwest after due inquiry, threatened against Midwest, Capital Reserve or American Life or affecting any of their respective assets or properties with respect to which Midwest.  Capital Reserve or American Life, as the case may be, can reasonably be expected to be obligated to incur expenses, including legal fees, of $10,000 or more.  Except as would not reasonably be expected to have a material adverse effect on Midwest, Capital Reserve or American Life, (a) Midwest, Capital Reserve and American Life are not in breach, violation or default under any contract or instrument to which they are a party, and no event has occurred which with the lapse of time or action by a third party could result in a breach, violation or default by Midwest, Capital Reserve or American Life under any contract or other instrument to which Midwest, Capital Reserve or American Life is a party or by which they or any of their properties may be bound or affected, (b) neither Midwest, Capital Reserve or American Life is in violation of any provision of its Articles of Incorporation or Bylaws, and (c) there is no pending court or regulatory order applicable to Midwest, Capital Reserve or American Life.

2.13                           There are no outstanding options, warrants or other rights to purchase or subscribe to, or securities convertible into or exchangeable for any shares of the capital stock of Midwest or American Life.  The aggregate number of shares, which American Life is authorized to issue, is one million five hundred thousand (1,500,000) shares of common stock, one dollar ($1.00) par value per share, of which one million five hundred thousand (1,500,000) shares are issued and outstanding, fully paid, non-assessable.  All issued and outstanding shares of American Life are owned of record and held by Midwest and are not subject to any security interests, liens, charges, encumbrances, restrictions or rights of any third parties of any kind or nature.  There are no outstanding options, warrants or other rights to purchase or subscribe to.  or securities convertible into or exchangeable for any shares of capital stock of American Life.  American Life owns 100% of the issued and outstanding capital stock of Capital Reserve, a life insurance company duly organized, validly existing and in good standing under the laws of the State of Arkansas.  Capital Reserve has the corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted.  Capital Reserve is duly qualified and licensed to do business as an insurance company in each jurisdiction which requires such licensing.

ARTICLE Ill

Representations and Warranties of Elmore

Except for Elmore, no representations or warranties are made by any director, officer, employee or shareholder of Old Reliance and F.S. (defined below) as individuals.  Elmore hereby represents and warrants to Midwest and American Life as follows:

3.1                                 Old Reliance is an Arizona insurance company duly organized, validly existing and in good standing under the laws of the State of Arizona.  Old Reliance currently owns 100% of the issued and outstanding capital stock of F.S., a stock life insurance company duly organized, validly existing and in good standing under the laws of the State of Arkansas.  Each of Old Reliance and F.S. has the corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted.  Except as disclosed in Section 3.1 of the Elmore Disclosure Schedule (Exhibit C), each of Old Reliance and F.S. is duly qualif1ed and licensed to do business as an insurance company in each jurisdiction in which the failure to be so qualified would have a material adverse effect on its business (as presently conducted and as currently proposed to be conducted), properties or financial condition.  The Articles of Incorporation and Bylaws of Old Reliance and F.S. currently in effect copies of which have been delivered to Midwest, arc complete and accurate, and the minute books of such companies contain a record which arc complete and accurate in all material respects, of all meetings, and all corporate actions of the shareholders and Board of Directors of Old Reliance and F.S. Copies of all minutes of all meetings of the Boards of Directors of Old Reliance and F.S. since 2002 have been made available to Midwest.

3.2                                 The aggregate number of shares which Old Reliance is authorized to issue is ten thousand (10,000) shares of common stock, one hundred five dollars ($105.00) par value per share, of which ten thousand (10,000) Shares are issued and outstanding, fully paid, non assessable.  All issued and outstanding Shares of Old Reliance are owned of record and held by Elmore and are not subject to any security interests, liens, charges, encumbrances, restrictions or rights of any third parties of any kind or nature.  There are no outstanding options, warrants or other rights to purchase or subscribe to, or securities convertible into or exchangeable for any Shares of Old Reliance.  The aggregate number of shares of capital stock which F.S. is authorized to issue, is 100,000 shares of common stock, $1.00 par value per share, of which 100,000 shares are issued and outstanding, fully paid, non-assessable.  All issued and outstanding shares of F.S. are owned of record and held by Old Reliance and are not subject to any security interests, liens, charges, encumbrances, restrictions or rights of any third parties of any kind or nature.  There are no outstanding options, warrants or other rights to purchase or subscribe to, or securities convertible into or exchangeable for any shares of capital stock of F.S. Old Reliance has no subsidiaries other than F.S.

3.3                                 Elmore has complete and unrestricted power to enter into and upon the appropriate regulatory approvals as required by law, to consummate the transactions contemplated by this Agreement.  Neither Elmore, nor any Affiliate (as defined in Section 4.6) of Elmore has any liability or obligation to pay any fee or commission to any broker, agent or tinder with respect to the transactions contemplated hereby.

3.4                                 Neither the making of nor the compliance with the terms and provisions of this Agreement and consummation of the transactions contemplated herein by Elmore will conflict with, or result in a breach or violation of any Articles of Incorporation, Bylaws or any agreement of Old Reliance or F.S.

3.5                                 This Agreement has been duly authorized.  executed and delivered by Elmore, constitutes a legal valid and binding obligation of Elmore and is enforceable against Elmore in accordance with its terms.  except to the extent that (a) enforcement against Elmore may be limited by or subject to any bankruptcy, insolvency.  fraudulent conveyance, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors’ rights generally, (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar person or entity before which any proceeding therefor may be brought or (c) to the extent that the indemnification provisions and the choice of law provisions contained in this Agreement may be limited by applicable laws.

3.6                                 Elmore has delivered to Mid’\vest and American Life the annual and quarterly convention statements of Old Reliance and F.S. as of December 31, 2008, 2009, and the six months ended June 30, 2010, as filed with the applicable insurance regulatory authorities.  All such statements, herein sometimes called “the convention statements.” (i) were prepared in accordance with statutory accounting practices (“SAP”) and (ii) present fairly in all material respects in accordance with SAP, the financial position of Old Reliance or F.S. as appropriate, as of the dates thereof and the related results of operations and changes in capital and surplus and cash flows of Old Reliance or F.S. for and during the periods covered thereby.  No deficiency has been asserted by any insurance regulatory authority with respect to such statements, except as set forth in Section 3.6 of the Elmore Disclosure Schedule.  Each of Old Reliance and F.S. maintain a standard system of accounting established and administered pursuant to GAAP or SAP.

3.7                                 Except as set forth in Section 3.7 of the Elmore Disclosure Schedule, since the dates of the last convention statements, there have not been any material adverse changes in the business or condition, financial or otherwise, of Old Reliance or F.S. except as set forth in Section 3.7 of the Elmore Disclosure Schedule.  Old Reliance or F.S. have no material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise) which are required by SAP to be disclosed in the convention statements and arc not so disclosed, except for contractual liabilities pursuant to policies of insurance issued or assumed by Old Reliance or F.S., and except for liabilities incurred in the ordinary course of business.

3.8                                 Section 3.8 of the Elmore Disclosure Schedule sets forth a description of all pending legal proceedings including, but not limited to, claims, actions, suits, arbitrations, complaints, charges or investigations.  or to Elmore’s knowledge, currently threatened against or otherwise involving Old Reliance or F.S., in which Old Reliance or F.S., as the case may be, can reasonably be expected to be obligated to incur expenses, including legal fees, of $10,000 or more, and, except for these proceedings, there are no legal proceedings or regulatory proceedings involving.  or to the knowledge of Elmore, after due inquiry, threatened against Old Reliance or F.S. or affecting any of their respective assets or properties with respect to which Old Reliance or F.S., as the case maybe, can reasonably be expected to be obligated to incur expenses, including legal fees, of $10,000 or more.  Except as would not reasonably be expected to have a material adverse effect on Old Reliance or F.S., (a) Old Reliance or F.S. is not in breach, violation or default under any contract or instrument to which they are a party, and no event has occurred which with the lapse of time or action by a third party could result in a breach, violation or default by Old Reliance or F.S. under any contract or other instrument to which Old Reliance or F.S. is a party or by which they or any of their properties may be bound or affected, (b) neither Old Reliance nor F.S. is in violation of any provision of its Articles of Incorporation or Bylaws, and (c) there is no pending court or regulatory order applicable to Old Reliance or F.S.

3.9                                 The assets of Old Reliance or F.S. have admissible values as at December 31, 2009 and June 30, 2010, under applicable law of their state of domicile, at least equal to the aggregate admitted value attributed to such assets on the December 31, 2009 and June 30, 2010 convention statements, respectively.  Such assets include all software and processing systems in the name of Old Reliance in order for it to conduct its business in the ordinary course.

3.10                           Except as set forth in Section 3.10 of the Elmore Disclosure Schedule.  neither Old Reliance nor F.S. is a party to any sales, agency, lease, rental, license, royalty, union or other material contract or agreement, written or otherwise, involving annual payment obligations of Old Reliance or F.S. in excess of $20,000 other than insurance policies issued or assumed by Old Reliance or F.S.

3.11                           All statutory reserves and other similar amounts with respect to losses, benefits, claims and expenses in respect of the insurance business of Old Reliance and F.S. as established or reflected in the December 31, 2009 and June 30, 2010 convention statements were determined in accordance with SAP.

3.12                           Elmore will deliver to Midwest a copy of each of the federal income tax returns of Old Reliance and F.S. for the years ended December 31, 2007, 2008 and 2009.  All accrued and unpaid federal state, county and local taxes of Old Reliance and F.S. (including any penalties or interest payable) whether or not disputed for the periods then ended and for all prior fiscal periods shall have been included in the provision for taxes ref1ected in the June 30, 2010 convention statements.  All material returns and reports or other information thereof of Old Reliance and F.S. required or requested by federal, state, county, and local tax authorities have been tiled or supplied, and all such information is true and correct in all material respects.

3.13                           Except as set forth in Section 3.13 of the Elmore Disclosure Schedule: (i) neither Old Reliance nor F.S. have or have ever had employee benefit plans, bonus plans, retirement plans or any similar compensatory plans; (ii) all such plans have been operated and maintained in compliance in all material respects with all applicable laws and regulations; and (iii) all such employee benefits plans are in compliance with the requirements of the Employee Retirement Income Security Act of 1974.

3.14                           Except as set forth in Section 3.14 of the Elmore Disclosure Schedule.  since December 31, 2009, each of Old Reliance and F.S. has continued actively in the conduct of its respective business, meeting and performing all of its obligations in all material respects in the ordinary course of its business, and (i) there has been no material adverse change in the assets or liabilities or in the condition, business, financial or otherwise, of Old Reliance or F.S.; (ii) each of Old Reliance and F.S. has not transferred, conveyed, or acquired any material assets or property or entered into any transaction which is not in the ordinary course of its business; (iii) each of Old Reliance and F.S. has not paid to any employee any compensation that is not in the ordinary course of business; (iv) each of Old Reliance and F.S. has not declared or paid any dividend or authorized or made any other distribution of any kind to its shareholders, or issued or sold, or issued rights or options to purchase or subscribe to, or subdivided or otherwise changed, or agreed to repurchase or redeem, any shares of its capital stock; and (v) each of Old Reliance and F.S. has not made or agreed to make any changes with respect to its capital stock with respect to dividends, redemption, voting powers or restriction or qualifications of voting powers as presently exist in its Articles of Incorporation.

3.15                           Each of Old Reliance and F.S. is not in default in the payment of any of its obligations.  Other than those normal liabilities incurred by Old Reliance and F.S. since December 3 1, 2009 in the ordinary course of business, there are no material liabilities, whether such liabilities are contingent, absolute, direct, or indirect, matured, unmatured or otherwise, and including, but not limited to, liabilities for federal, state or local taxes, penalties and assessments, which do not appear on the aforesaid financial statements of Old Reliance and F.S. as of December 31, 2009 and June 30, 2010.

3.16                           Except as set forth in Section 3.16 of the Elmore Disclosure Schedule, each of Old Reliance and F.S. has no outstanding mortgages, letters of credit, corporate bonds, debentures, trust or premium certificates or other income, surplus, debt or capital obligations of a similar nature.

3.17                           Except as set forth in Section 3.17 of the Elmore Disclosure Schedule and as contemplated hereby, each of Old Reliance and F.S. has now, and at Closing will have, good and indefeasible title to all of its properties and assets, including the property and assets set forth in the balance sheet of Old Reliance and F.S. as of June 30, 2010, and in each case, other than deposits held in joint custody with insurance regulatory authorities, such assets and properties are free and clear of all mortgages, pledges, liens, leases, restrictions, security interests, encumbrances or charges whatsoever, and of every kind and nature.

3.18                           Except as set forth in Section 3.18 of the Elmore Disclosure Schedule, Old Reliance and F.S. have not issued and do not have in force any insurance or annuity contracts which provide for mandatory dividends or participation or sharing in the profits, earnings, accumulations or expense savings of Old Reliance and F.S.

3.19                           Neither Old Reliance nor F.S. is in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, and no material expenditures arc required in order to comply with any such existing statute, law, or regulation.

3.20                           No representation or warranty by Elmore in this Agreement, the Elmore Disclosure Schedule or any ce1iiticatc delivered pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation or warranty not misleading in light of the circumstances under which they were made.

3.21                           Elmore (i) understands that the shares of Midwest Voting Common Stock to be issued to him at Closing have not been, and will not be, registered under any federal or state securities laws, and are being offered and sold to Elmore in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring such shares solely for his own account for investment purposes, and not with a view to public distribution thereof (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) is able to bear the economic risk and lack of liquidity inherent in holding the shares of Midwest Voting Common Stock to be issued hereby.  (v) is an “‘accredited investor” as that term is declined for purposes of Regulation D promulgated under the Securities Act of 1933, as amended and (vi) acknowledges that, in connection with the purchase, he has not relied upon any representation or warranty made by Midwest or any of its directors, officers, employees, shareholders or Affiliates (as such term is defined in Section 4.6), except those representations and warranties contained in this Agreement and the various certificates, instruments, and documents caused to be delivered to Elmore in accordance with its terms.

ARTICLE IV

Obligations of the Parties Pending the Closing

4.1                                 At all times prior to the Closing, during regular business hours and upon prior arrangement of such meetings, each party will permit the other to meet with staff members.  examine its books and records and the books and records of any subsidiaries and will furnish copies thereof on request.  It is recognized that, during the performance of this Agreement, each party may provide the other parties with information which is confidential or proprietary information.  During the term of this Agreement, and for four years following the termination of this Agreement, the recipient of such information shall protect such information from disclosure to persons.  other than to members of its own or affiliated organizations and its professional advisers.  in the same manner, as it protects its own confidential or proprietary information from unauthorized disclosure, and in no event with less than reasonable care, and not use or disclose such information to the competitive detriment of the disclosing party.  No information shall be considered confidential or proprietary if it is (a) information already in the possession of the party to whom disclosure is made; (b) information acquired by the party to whom the disclosure is made from other sources; or (c) information in the public domain or generally available to interested persons or which at a later date passes into the public domain or becomes available to the party to whom disclosure is made without restriction, without any wrongdoing by the party to whom the disclosure is made.  In the event one party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any such information where legally permissible.  the other party will be promptly notified of the request or requirement so that the other party may seek an appropriate protective order or waive in writing compliance with the provisions of this Section 4.1.  If one party is, on the advice of counsel, compelled to disclose any such information to any tribunal or else stand liable for contempt, it may disclose such information to the tribunal: provided, however, that the disclosing party shall use its commercially reasonable best efforts to obtain, at the request of the nondisclosing party, an order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as the nondisclosing party shall designate.

Prior to Closing, each party shall promptly provide the other parties with information as to any significant developments in the performance of this Agreement, and shall promptly notify the other parties if it discovers that any of the representations, warranties and covenants contained in this Agreement or in any document delivered in connection with this Agreement was not true and correct in all material respects or became untrue or incorrect in any material respect

Each party to this Agreement shall take all such action as may be reasonably necessary and appropriate and shall use its commercially reasonable best efforts in order to consummate the transactions contemplated hereby as promptly as practicable, including completion of all regulatory filings that may be required.  Each of Midwest and American Life agrees to tile and to use its commercially reasonable best efforts to obtain such approvals or consents from the Regulatory Authorities (as defined in Article V below) and make such corporate filings required for the transactions contemplated by this Agreement.  Neither Midwest American Life nor Elmore shall be obligated, however.  to file a suit or to appeal from any adverse ruling of a regulatory authority, nor shall Midwest, American Life or Elmore be obligated to make any material changes in any lawful, good faith management policy in order to gain such approval.

4.4                                 Subject to the provisions of Article VIII, in connection with the filing of any tax returns and any audit, litigation or other proceeding with respect to any taxes of Old Reliance for any tax period ending prior to or on the Closing Date or beginning prior to Closing and ending after the Closing Date, Midwest, American Life and Elmore shall, at their own cost, cooperate fully and to the extent reasonably requested by the other parties.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such tax return, audit, litigation or other proceeding.  Each party shall use commercially reasonable best efforts in making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Elmore and Midwest shall, and shall cause their respective Affiliates (as such term is defined in Section 4.6) and successors to, and Midwest shall cause Old Reliance and successors to, (i) retain and maintain all tax records for the full period of the applicable statute of limitations, including any extension thereof and (ii) allow Elmore and his agents and representatives, to inspect, review and make copies of such records as is reasonably necessary or appropriate from time to time.

4.5                                 Other than as required by this Agreement, Elmore agrees that Old Reliance and F.S. will not, without the prior written consent of Midwest, between the date hereof and Closing:

(a)                                  issue or sell or agree to issue or sell, any stock, bonds or other corporate secunt1cs, or declare or pay any dividends on capital stock, or make any other payments or distributions to its stockholders except for the payment of dividends to stockholders already declared and disclosed herein:

(h)                                 incur any obligation or liability, absolute, contingent, direct or indirect, other than liabilities or obligations incurred in the ordinary course of its business:

(c)                                  incur any indebtedness for borrowed money; make any loans or advances to any individual firm or corporation other than commission advances to sales agents and others in the ordinary course of business, or assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation;

(d)                                 except as set forth in Section 4.5(d) of the Elmore Disclosure Schedule.  discharge or satisfy any lien or encumbrance or pay any obligation or liability other than current liabilities shown on the convention statements of Old Reliance and F.S. as of December 31, 2009, or those incurred thereafter:

(e)                                  mortgage, pledge, or subject to lien or security interest, charge or otherwise encumber any of its assets or properties:

(f)                                    except for the issuance of a non-exclusive software license to Elmore or one of his Affiliates sell or transfer any of its properties or assets. or cancel release or assign any indebtedness owed to it or any claims held by it, except in the ordinary course of business and for a consideration equal to the fair value thereof;

(g)                                 other than in the ordinary course of business, and except as set forth in Section 4.5(g) of the Elmore Disclosure Schedule, pay any bonuses or special remuneration to any officer or employee, increase the salaries or other remuneration of any officer or employee, enter into any written contract of employment, management or consultation, or enter into any contract or adopt or amend any plan providing for such bonuses or for stock options or warrants, pensions, retirement benefits, profit sharing or the like;

(h)                                 sell or transfer any of its real properties other than those properties set forth in Section 4.5(h) of the Elmore Disclosure Schedule and as contemplated hereby:

(i)                                     except as set forth in Section 4.5(i) of the Elmore Disclosure Schedule, make any material capital expenditures for property, plant or equipment:

(i)                                     enter into any long-term contracts or commitments, except in the ordinary course of business:

(k)                                  use any of its assets or properties except for proper corporate purposes:

(I)                                    modify, amend, cancel or terminate any existing agreement except in the ordinary course of its business or in accordance with the terms of any such agreement:

(m)                               except as set forth on Section 4.5(m) of the Elmore Disclosure Schedule, enter into any transaction or agreement (involving a value in excess of ten thousand dollars ($10,000)) that would adversely affect the financial condition of Old Reliance or F.S. other than in the ordinary course of its business:

(n)                                 issue any outstanding contracts, agreements, options, warrants, calls or commitments relating to its authorized, unissued stock:

(o)                                 except as set forth in Section 4.5(o) of the Elmore Disclosure Schedule, incur any material liabilities, whether such liabilities are contingent, absolute, direct or indirect, matured, unmatured or otherwise, which do not appear on the convention statement as of December 31, 2009, except those incurred after December 31, 2009, in the ordinary course of its business, none of which would be reasonably expected to have a material adverse effect upon it; or

(p)                                 issue or grant any outstanding corporate bonds, debentures, trust or premium certificates or other income, surplus or capital obligations of a similar nature, except as specified herein.

4.6                                 From the date hereof through and until the earlier of termination of this Agreement pursuant to Article VII or Closing, neither Elmore nor any of his Affiliates, nor employees, directors, officers, shareholders, agents or advisors of Old Reliance or F.S. shall, directly or indirectly, without the prior written consent of Midwest, (a) enter into a Transaction, (b) publicly disclose the intention to enter into a Transaction or (c) solicit, initiate or encourage any inquiries, proposals or offers from any person or entity relating to any Transaction.  For purposes of this Agreement, the term “Transaction” shall mean the sale, pledge or disposition of the Shares or any other transaction which would have the same effect, or any other arrangement that would transfer, in whole or in part any of the economic consequences of ownership of the Shares, regardless of whether any such aforementioned transaction is to be settled by delivery of the Shares.  For the purposes of this Agreement, the term “Affiliate” shall mean, with respect to a specified person or entity, any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such specified person or entity.

ARTICLE V

Regulatory Filings

Within 20 business days after the execution of this Agreement, Midwest shall file with the Insurance Commissioner of the State of Arizona and the Insurance Commissioner of any other state that Midwest deems necessary to consummate the transactions contemplated hereby, (together, the “Regulatory Authorities”) all of the regulatory approval documents required by the laws of such states in order to consummate the transactions contemplated by this Agreement, including the Surplus Debenture and the merger contemplated hereby, as well as any other regulatory 1iling required to consummate the transactions contemplated hereby.

ARTICLE VI

Conditions Precedent

6.1                                 Conditions Precedent to the Obligations of Midwest and American Life.  The obligation of each of Midwest and American Life to consummate the transactions contemplated by this Agreement is subject to the satisfaction. on or prior to the Closing Date, of the following conditions, except to the extent that Midwest or American Life waives in writing any of the following conditions and except to the extent that failure of any such condition is caused by the intentional willful, reckless or grossly negligent act or omission of Midwest, American Life or any Affiliate (as such term is defined in Section 4.6) of Midwest or American Life:

(a)                                  The parties shall have obtained all necessary approvals or consents for the transactions contemplated by this Agreement from each of the Regulatory Authorities and any other applicable governmental authority, including approval to merge each of American Life and Capital Reserve into Old Reliance pursuant to merger agreements to be prepared by Midwest (collectively, the “‘Applicable Regulatory Authorities”) and tile such documents as necessary to effectuate the merger with the Arizona corporation commission:

(b)                                 Elmore shall have performed and complied with all of his respective obligations hereunder which are to be complied with or performed on or before the Closing Date pursuant to the terms of this Agreement;

(c)                                  There shall not be pending or in effect on the Closing Date any litigation, action, suit, investigation, claim or proceeding before any court of competent jurisdiction or any governmental authority having jurisdiction over the transactions contemplated by this Agreement, or any writ judgment, injunction, decree or similar order of any court or governmental authority restraining, enjoining or otherwise preventing consummation of any of the transactions contemplated by this Agreement;

(d)                                 The representations and warranties made by Elmore in this Agreement shall be true as though such representations and warranties had been made or given on and as of the Closing. except to the extent that such representations and warranties may be untrue on and as of the Closing because of (1) changes contemplated hereby caused by transactions suggested or approved in writing by Midwest, or (2) events or changes (which shall not, in the aggregate, have materially and adversely affected the business, assets, or financial condition of Old Reliance) during or arising after the date of this Agreement;

(e)                                  Elmore shall have supplied Midwest and American Life with a certificate of Elmore dated the Closing Date to the effect that each of the conditions specified in this Section 6.1 has been satisfied in all respects.

(f)                                    Elmore shall provide Old Reliance with the Promissory Note Put Option Agreement attached hereto as Exhibit F, which, among other things, obligates Elmore to purchase each of the promissory notes described therein;

(g)                                 There shall have not occurred any change in the properties, business, operations, prospects, assets or results of Old Reliance or F.S., save the balance sheet date of December 31, 2009 of their respective convention statements that is reasonably likely to constitute a material adverse effect in either of such companies. and no event shall have occurred or circumstances exist that is reasonably likely to result in a material adverse effect on either Old Reliance or F.S. and Old Reliance shall have statutory capital and surplus of at least one million six hundred thousand dollars ($1,600,000);

(h)                                 All Affiliate (as such term is defined in Section 4.6) payables and receivables of Old Reliance shall have been eliminated except for the surplus note of Old Reliance to Elmore as of December 31, 2008 in the principal amount of two hundred thousand dollars ($200,000), which maturity date will be extended to December 31, 2011 (regulatory approval of which shall have been obtained prior to Closing), and payables due Elmore for agent advances shall be paid in the ordinary course of business of Old Reliance consistent with past practice.

(i)                                     Elmore and Old Reliance shall have entered into that certain Real Property Option and Put Agreement and associated Lease attached hereto as Exhibit E and the Software License Agreement attached hereto as Exhibit G.

6.2                                 Conditions Precedent to Elmore’s Obligation.  The obligation of Elmore to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except to the extent that Elmore waives in writing any of the following conditions and except to the extent that failure of any such condition is caused by the intentional, willful reckless or grossly negligent act or omission of Elmore or any Affiliate (as such term is defined in Section 4.6) of Elmore:

(a)                                  The parties shall have obtained all necessary approvals or consents for the transactions contemplated by this Agreement from the Applicable Regulatory Authorities, including the approval of the Surplus Debenture, and shall have obtained approval of the merger of American Life and Capital Reserve into Old Reliance;

(b)                                 Each of Midwest and American Life shall have performed and complied with all of its respective obligations hereunder which are to be complied with or performed on or before the Closing Date pursuant to the tem1s of this Agreement, including without limitation, delivery of the cash portion of the Purchase Price, the Surplus Debenture and the Voting Common Stock of Midwest

(c)                                  There shall not be pending or in effect on the Closing Date any litigation, action, suit investigation, claim or proceeding before any court of competent jurisdiction or any governmental authority having jurisdiction over the transactions contemplated by this Agreement, or any writ, judgment, injunction, decree or similar order of any court or governmental authority restraining, enjoining or otherwise preventing consummation of any of the transactions contemplated by this Agreement;

(d)                                 The representations and warranties made by Midwest and American Life in this Agreement shall be true as though such representations and warranties had been made or given on and as of the Closing. except to the extent that such representations and warranties may be untrue on and as of the Closing because of (I) changes caused by transactions suggested or approved in writing by Elmore, or (2) events or changes (which shall not, in the aggregate. have materially and adversely affected the business, assets, or financial condition of Midwest) during or arising after the date of this Agreement: and

(e)                                  Each of Midwest and American Life shall have furnished Elmore with a certificate of Midwest dated the Closing Date to the effect that each of the conditions specified above in this Section have been satisfied in all respects.

(f)                                    Midwest and American Life shall cause or consent to the execution in counterpart and delivery by Old Reliance of, and Old Reliance shall have executed and delivered: (i) the Promissory Note Put Option Agreement and (ii) Real Property Option and Put Agreement and associated Lease;

(g)                                 There shall have not occurred any change in the properties, business, operations, prospects, assets or results of Midwest, from the consolidated balance sheet dated December 31, 2009. and related consolidated statements of income, stockholders equity, and cash flows for the year then ended and the consolidated balance sheet dated June 30, 2010, and related consolidated statements of income, stockholders’ equity. and cash flows for the six months then ended that is reasonably likely to constitute a material adverse effect on Midwest, and no event shall have occurred or circumstances exist that is reasonably likely to result in a material adverse effect on either Midwest or American Life.  American Life shall have statutory capital and surplus of at least three million dollars ($3,000,000).

ARTICLE VII

Termination and Abandonment

7.1                                 Anything contained in this, Agreement to the contrary notwithstanding, the Agreement may be terminated and abandoned at any time prior to the Closing Date:

(a)                                  By mutual consent of Midwest and Elmore;

(b)                                 By Midwest or Elmore if the Closing has not occurred on or prior to March 31, 2011; provided that the non-occurrence of the Closing was not caused by any breach of this Agreement by the party seeking termination;

(c)                                  By Midwest or Elmore. if there is discovered any material error, misstatement or omission in the representations and warranties of the other party; provided that the party seeking termination pursuant to this Section 7.1 (c) shall have provided the other party with written notice of such error, misstatement or omission and such other party shall have failed to cure such error. misstatement or omission with thirty (30) days after receiving such notice and provided further that the party seeking termination pursuant to this Section 7.1(c) is not in material breach of any provision contained in this Agreement: or

(d)                                 By Midwest or Elmore in the event any Regulatory Authority denies any approval or consent requested for the transactions contemplated by this Agreement (including any appeal of such denial).

7.2                               Any of the terms or conditions of this Agreement may be waived in writing at any time by the party entitled to the benefit thereof.

ARTICLE VIII

Indemnification

8.1                                 Except where a shorter time period is provided, the representations, warranties. covenants and indemnities of the parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for a period of three (3) years thereafter (the “Limitation Period”).

8.2                                 After the Closing, the parties shall indemnify each other as follows:

(a)                                  In the event any party (“Indemnifying Party”) breaches (or in the event any third party alleges facts that, if true, would mean such party has breached) any of its representations. warranties or covenants contained herein, and another party (“Indemnified Party”) makes a written claim for indemnification pursuant to this Section 8.2 within the Limitation Period, then the Indemnifying Party agrees to indemnify the Indemnified Party) from and against any and all losses, claims, damages, liabilities and expenses (including reasonable legal expenses) the Indemnified Party may suffer through and after the date of the claim for indemnification (including any adverse consequences suffered after the end of the Limitation Period) resulting from. arising out of or relating to such breach (collectively “Losses”) less any unused portion of the Deductible (defined below) up to the remaining amount of the Cap (defined below) available for such claims.

(b)                                 If any third party shall notify any party (such party also being referred to as an lndemni1ied Party with respect to a matter (“Third Party Claim”) which may give rise to a claim for indemnification against another party (such party also being referred to as an Indemnifying Party under this Section 8.2, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that so long as such notice is given during the Limitation Period, no delay on the part of the Indemnified Party in notifying any indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced in a material manner.

(c)                                  Notwithstanding the foregoing provisions of this Section 8.2, neither party will have liability for any Losses under this Agreement or the transactions contemplated hereby unless and until the cumulative amount of such Losses to the other party exceed in the aggregate fifty thousand dollars ($50,000) (the “Deductible”), in which case recovery for such Losses will be permitted after the Deductible; further provided. that the maximum amount of indemnification obligation of any Party pursuant to this Article VIII shall not exceed five hundred thousand dollars ($500,000) (the “Cap”).

8.3                                 Procedure.  In the event that any Third Party Claim or demand shall be timely asserted within the Limitation Period against any Indemnified Party, either (a) in respect of any Losses or any claim or (b) demand in respect of any obligations otherwise made pursuant to Section 8.2, then Indemnified Party shall promptly, and in any event within thirty (30) days after the receipt of notice of such claim or demand, if a claim in respect thereof is to be made against the Indemnifying Party hereunder, cause written notice thereof to be given to the Indemnifying Party: provided that failure to so notify the Indemnifying Party shall not relieve the

Indemnifying Party from any obligations it may have to the Indemnified Party hereunder, except to the extent that such notice is given outside the Limitation Period or the Indemnifying Party is prejudiced in a material manner by such failure.  In the event any claim or demand for indemnification is made under this Article VIII, the Indemnifying Party shall be entitled to participate fully in the action or proceeding.  Upon delivery by the Indemnifying Party to the Indemnified Party of written notice, the Indemnifying Party may assume and control the defense of any such claim or demand. including any proceeding relating to Section 8 with counsel of its choice provided the Indemnifying Party proceeds with diligence and in good faith with respect thereto.  Thereafter, the Indemnifying Party shall not be liable to the Indemnified Party hereunder for any fees of other counsel subsequently accrued by the Indemnified Party in connection with the defense thereof except as provided in this Section 8.3.  In the event that any claim or demand is made under this Article VIII, the Indemnifying Party and the Indemnified Party shall cooperate fully using commercially reasonable best efforts with each other in connection with the defense, negotiation or settlement of any such claim or demand, and each party shall keep the other informed and apprised of the status of such claim or demand.  If the Indemnifying Party assumes and controls the defense of a claim, the indemnified Party shall be entitled to participate therein at its sole cost and expense, but subject to the control of the Indemnifying Party.  The Indemnified Party may employ separate counsel, and the Indemnifying Party shall bear the expenses of such separate counsel, if:

(a)                                  in the written opinion of counsel to the Indemnified Party, use of counsel of the Indemnifying Party’s choice would be expected to give rise to a conflict of interest,

(b)                                 the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the assertion of any such claim or institution of any such action or proceeding, or

(c)                                  the Indemnifying Party shall authorize the Indemnified Party in writing to employ separate counsel at the expense of the Indemnifying Party.  In no event shall the Indemnifying Party be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties with respect to any claim indemnified under this Article VIII.

Notwithstanding the foregoing provisions of this Section 8.3, (x) no Indemnifying Party shall be entitled to settle any Third Party Claim for which indemnification is sought under this Article VIII without the Indemnified Party’s prior written consent unless as part of such settlement the Indemnified Party is released from all liability with respect to such Third Party Claim and such settlement does not impose any equitable remedy on the Indemnified Party, adversely affect the Indemnified Party’s business or require the Indemnified Party to admit any wrongdoing, and (y) no Indemnified Party shall he entitled to settle any third party claim for which indemnification is sought under this Article VII I without the Indemnifying Party’s prior written consent unless the Indemnifying Party has not assumed control of such claim and, as part of such settlement. the Indemnifying Party is released from all liability with respect to such Third Party Claim and such settlement does not impose any equitable remedy on the Indemnifying Party, adversely affect the Indemnifying Party’s business or require the Indemnifying Party to admit any wrongdoing.

ARTICLE IX

Miscellaneous

9.1                                 This Agreement (including the schedules and exhibits referred to herein and which are hereby incorporated herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent related to the subject matter hereof.  This Agreement may be modified or amended only by a written document that is duly executed by each party hereto.

9.2                                 To facilitate the execution of this Agreement, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

9.3                                 Each of the parties hereto will pay its own tees and expenses incurred in connection with the transactions contemplated by this Agreement. neither Old Reliance nor F.S. shall not bear any out-of-pocket costs and expenses (including counsel fees and expenses) in connection with the preparation and negotiation of this Agreement.

9.4                                 All parties to this Agreement agree that if it becomes necessary or desirable to execute further instruments or to make such other assurances as are deemed necessary. the party requested to do so will use its commercially reasonable best efforts to provide such executed instruments or do all things necessary or proper to carry out the purpose of this Agreement.

9.5                                 Any notices. requests, or other communications required or permitted hereunder shall be delivered personally or sent by overnight courier service, fees prepaid, addressed as follows:

To Midwest and American Life:	To Elmore:
Midwest Holding Inc.	David G. Elmore
8101 O Street, Suite S-111	1334 Parkview Avenue, Suite 200
Lincoln. Nebraska 68510	Manhattan Beach, CA 90266
Attn: Mark A. Oliver, Secretary/Treasurer

Phone: (402) 489-8266	Phone: (310) 546-9675
Fax: (402) 489-8295	Fax: (31 0) 546-8447

with copies to:	with copies to:

Jones & Keller. P.C.	Kutak Rock LLP
1999 Broadway. Suite 3150	8601 N. Scottsdale Rd.
Denver, Colorado 80202	Suite 300
Attn: Reid A. Godbolt, Esq.	Scottsdale, AZ 85253
Attn: David Childers, Esq.

Phone: (303) 573-1600	Phone: (480) 429-5000
Fax: (303) 573-8133	Fax: (480) 429-5001

or such other addresses as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date received.

9.6                                 At all times at or before the Closing, except as may be required by applicable law, the parties will each consult with the others before issuing or making any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of a joint public report, statement or release or will use good faith efforts to obtain the other party’s approval of the text of any public report, statement or release to be made solely on behalf of a party.  If all of the parties are unable to agree on or approve any such public report.  statement or release and such report, statement or release is, in the opinion of legal counsel to the party seeking to make such disclosure, required by law to discharge such party’s disclosure obligations, then such party may make or issue the legally required report, statement or release.  Any such report, statement or release approved or permitted to be made pursuant to this Section 9.6 may be disclosed or otherwise provided by any party to any person or entity, including to any employee or customer of either party hereto and to any governmental or regulatory authority.

9.7                                 The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.  The word “including” shall mean including without limitation.

9.8                                 This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.  No party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder.

9.9                                 Each party acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each party agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled, at law or in equity.  All remedies identified in this Agreement are in addition to any remedies available at law or in equity.

9.10                           This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conf1ict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws or any jurisdiction other than the State of Delaware.  Any term or provision of this Agreement that is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof.

9.11                           Except as otherwise specifically provided in this Agreement, no delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein.  or of or in any similar breach or default thereafter occurring: nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit consent or approval of any kind or character on the part of any party of any breach or default under this Agreement or any waiver on the part of any party of any provisions or conditions of this Agreement.  must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

9.12                           In the event of any dispute, claim or controversy concerning, arising out of or relating to this Agreement, its effect, the breach hereof, or the transactions contemplated hereby, the same shall be settled by binding arbitration before a three-person arbitration panel.  The selection of the panel shall be made as follows: (I) Midwest shall appoint one arbitrator: (2) Elmore shall appoint one arbitrator: and (3) the two arbitrators shall select a third arbitrator; provided, however, the parties retain their right to and shall not be prohibited.  limited or in any way restricted from, seeking or obtaining equitable or injunctive relief from a court having jurisdiction over the parties for temporary and not permanent purposes during the pendency of any arbitration proceedings.  All permanent equitable or injunctive relief shall be determined solely by the arbitrators.  Except for the foregoing arbitrator selection process contained in this Section 9.12.  the arbitration shall be governed by and conducted through the American Arbitration Association in accordance with the then applicable Commercial Dispute Resolution Procedures.  The results of the arbitration shall be final, conclusive and binding upon the parties thereto.  and judgment on the award may be entered in any court having jurisdiction thereof.  In rendering the award, the arbitrators shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of Delaware.  Punitive, exemplary, treble, special consequential, incidental lost profits or other non-compensatory forms of incidental damages shall not be permitted under any circumstances except that the non-prevailing party or parties, as determined by the finder(s) of fact, shall pay the reasonable legal expenses and associated costs by the prevailing party or parties.  The arbitration shall be held in Denver, Colorado or at such other place as may be selected by agreement of Midwest and Elmore.

9.13                           The covenants, obligations and rights set forth in this Agreement are not intended to benefit any third person not a party to this Agreement.  This Agreement is entered into for the exclusive benefit of the parties and the parties expressly disclaim any intent to benefit anyone not a party.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first set forth above by the duly authorized officers of Midwest and American Life, and by Elmore.

MIDWEST HOLDING INC.	DAVID G. ELMORE

/S/ Mark. A. Oliver	/S/ David G. Elmore
Mark A. Oliver. Treasurer	David G. Elmore

AMERICAN LIFE & SECURITY CORP.

/S/ Mark A. Oliver

OLD RELIANCE INSURANCE COMPANY

/S/ David G. Elmore

EXIIIBIT A TO STOCK PURCHASE AGREEMENT

FORM OF SURPLUS DEBENTURE

THIS SURPLUS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENJU3D (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNUER THE ACT COVERING SUCH SECURITIES OR THE ISSUER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF SECURITIES REASONABLY SATISFACTORY TO THE COMPANY STATING TIIAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT.

SURPLUS DEBENTURE

No. 2010-001

$500,000.00

Old Reliance Insurance Company, an Arizona corporation (the “Company” or “Borrower”), for value received, hereby promises to pay to the order of David G. Elmore, an individual, or his successors or assigns (the “Holder” or “Lender”), the principal sum of Five Hundred Thousand Dollars and Zero Cents ($500,000.00). or such lesser amount as shall then equal the outstanding principal amount hereunder, with interest on the unpaid amount thereof at the rate of five percent (5%) per annum. The rate per annum shall be increased to ten percent (10%) (a) upon the occurrence of an Event of Default (as defined in Section 2 below) or (b) if this Surplus Debenture has not been repaid in full on or prior to five (5) years following the date of issuance. Unless paid earlier pursuant to the terms hereof. said principal and accrued interest shall be due and payable on                   , 20     (the “Expiration Date”). This surplus debenture (the “Surplus Debenture”) was approved by the Company’s Board of Directors on           2010 (the “Financing”).

1.             Payment. All payments hereunder will be subject to prior regulatory approval of the state insurance regulatory body of the state of domicile of the Company, and in no event shall any payments be made hereunder which would result in statutory capital AND surplus of the Company being less than $2 million.

1.1           Timing of Payment.

(a)           Payment. Commencing at the end of the first full calendar year following the date of issuance through the Expiration Date, the Company shall make annual principal payments of one-hundred thousand dollars ($1 00.000) with interest thereon (compounded annually) at the applicable interest rate set forth above, at the end of each full calendar year The initial payment of principal and interest shall be made on or before December 31, 2011 and be comprised of interest accrued during the first full calendar year and the interest accrued between the date of issuance and the commencement of the first full calendar year, if any. If the final Interest Only Payment relates to a period of less than a full calendar year, such payment shall be comprised of the interest accrued between the date of the prior payment and the date of the final payment. Payments shall be made until all principal and accrued interest is paid in full. but in no event later than the Expiration Date.

(b)           Event of Default Payment, Upon the occurrence of an Event of Default (as defined in Section 2 below), an amount equal to the sum of the outstanding principal and all accrued and unpaid interest on the Surplus Debenture shall become immediately due and payable, without presentment demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

(c)           Payment Upon Maturity. If no Event of Default has occurred prior to the Expiration Date, an amount equal to the outstanding principal and all the then-accrued and unpaid interest on the Surplus Debenture shall become immediately due and payable on the l:xpiration Date, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower. Failure to pay the outstanding principal and all the then-accrued and unpaid interest on the Surplus Debenture within ten (10) calendar days of the Expiration Date shall constitute an Event of Default.

1.2           Payment Mechanics. Payments hereunder shall be made by the Company to the Holder, at the address as provided to the Company by the Holder in writing, in lawful money of the United States of America. If any payment on this Surplus Debenture shall become due on a Saturday, Sunday, or a public holiday under the laws of the State of Arizona, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment. In the event any regulatory approval for payment hereunder is not obtained, this Surplus Debenture shall continue to accrue interest at the stated amount set forth above.

1.3.          Prepayment.  The unpaid principal and interest outstanding under this Surplus Debenture may prepaid by Borrower at anytime without penalty.

2.             Events of Default. If any of the following events shall occur (each herein individually referred to as an “Event of Default”), the Holder may declare the entire unpaid principal on the Surplus Debenture, together with accrued and unpaid interest, immediately due and payable, without presentment, demand, protest or notice of protest of any kind, all of which are hereby expressly waived:

(a)           If the principal and interest due hereunder is not paid within ten calendar (10) days of when due and payable.

(h)           If the Company shall: (i) commence any proceedings or any other action relating to it in bankruptcy or seek reorganization, arrangement, readjustment of its debts, dissolution, liquidation, winding-up, composition or any other relief under the United States Bankruptcy Act, as amended, or readjustment or debt or any other similar act or law, of any jurisdiction, domestic or foreign, now or hereafter existing; (ii) apply for, or consent to or acquiesce in, an appointment of a receiver, conservator, trustee or similar officer for it or for all or a substantial part of its property: or (iii) make a general assignment for the benefit of creditors.

(c)           If any proceedings are commenced or any other action is taken against the Company in bankruptcy or seeking reorganization, arrangement, readjustment of its debts, liquidation, dissolution, winding-up. composition or any other relief under the United States Bankruptcy Act, as amended, or under any other insolvency, reorganization, liquidation, dissolution, arrangement, foreign, now or hereafter existing; or a receiver, conservator, trustee or similar officer tor the Company of for all or a substantial part of its property is appointed; and, in each such case, such event continues for thirty (30) days undismissed or undischarged.

(d)           If any one or more of the following change of control transactions should occur: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition. reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) that results in the voting securities of the Company outstanding immediately prior thereto failing to represent immediately after such transaction or series of transactions (either by remaining outstanding or by being converted into voting securities of the surviving entity or the entity that controls such surviving entity) a majority of the total voting power represented by the outstanding voting securities of the Company, such surviving entity or the entity that controls such surviving entity: or (ii) a sale, lease or other conveyance of all or substantially all of the assets of the Company outside of the ordinary course of business.

3.             Exchange and Transfer.

3.1           This Surplus Debenture is subject to the restrictions on transfer set forth herein. Upon surrender for transfer of this Surplus Debenture and compliance with said restrictions on transfer, the Company shall execute and deliver in the name of the transferee or transferees a new Surplus Debenture for a like principal amount.

3.2           This Surplus Debenture may be assigned, transferred or otherwise conveyed, in whole or in part, by the Holder without the consent of the Company, including assignment of this Surplus Debenture, in whole or in part, to any parent, majority-owned subsidiary or other affiliate upon the Holder providing written notice thereof to the Company. This Surplus Debenture, when presented for a transfer or exchange, shall (if so required by the Company) be July endorsed by, or be accompanied by, or be accompanied by instruments of transfer in form reasonably satisfactory to the Company duly executed by, the registered Holder or its authorized attorney. Any such exchange or transfer shall be without charge. except that the Company may require payment of the sum sufficient to cover any tax or governmental charge that may be imposed in relation thereto by a government other than the federal government of the United States or the government of any of its states.

3.3           The Company may deem and treat the registered Holder hereof as the absolute owner hereof (whether or not this Surplus Debenture shall be overdue) and notwithstanding any notation of ownership or on account of the principal hereto for all purposes, and the Company shall not be affected by any notice to the contrary, except for such notice as provided in Section 3.2 of this Surplus Debenture.

4.             Representations of Parties

4.1           Holder represents that it has full right power and authority to enter into the transactions contemplated by this Surplus Debenture and to perform its obligations hereunder and thereunder. This Surplus Debenture, when executed and delivered by the Holder, will constitute a valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws effecting the enforcement of creditor’s rights and the availability of the remedy of specific performance. By acceptance of this Surplus Debenture, the Holder represents to the Company that it is an “accredited investor” as defined by Rule 501 of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the ‘“Act”). The Holder also represents that by reason of its business and financial experience it has the capacity to protect its own interests in this transaction and is entering into this Surplus Debenture for its own account and not with a view to its resale or distribution. Holder acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to purchase this Surplus Debenture. Holder further represents that it has had an opportunity to ask questions and receive answers from the Borrower regarding the terms and conditions of the offering of this Surplus Debenture, the current and proposed business of the Company, its financial condition and near and long term prospects, and all such questions have been answered to its full and complete satisfaction. Holder understands that this Surplus Debenture is a restricted security as defined in Rule 144 promulgated under the Act inasmuch as it is being acquired from the Borrower in a transaction not involving a public offering and that under the Act and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, Holder represents that it understands the resale limitations imposed by the Act.

4.2           Borrower represents that it has full right, power and authority to enter into the transactions contemplated by this Surplus Debenture and to perform its obligations hereunder and thereunder. This Surplus Debenture, when executed and delivered by the Borrower, will constitute a valid and binding obligation of the Borrower. enforceable against the Borrower in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws effecting the enforcement of creditor’s rights and the availability of the remedy of specific performance.

5.             No Rights as Stockholder. This Surplus Debenture, as such, shall not entitle the Holder to any rights as a stockholder of the Company.

6.             General Provisions.

6.1           Notices. All notices which any party to this Surplus Debenture may be required or may desire to serve on any other party shall be in writing and may be delivered by personal service, sent by facsimile with confirmation of receipt sent by nationally recognized overnight courier service, specifying next day delivery with written verification of receipt, or sent by registered or certified mail return receipt requested. with postage thereon fully prepaid. Service of any such notice made by mail shall be deemed complete on the date of actual delivery as shown by the addressee’s registry or certification receipt or at the expiration of the third (3rd) business day after the date of mailing, whichever is earlier in time. Any such communications shall be addressed to the party to be notified as follows:

If to Lender:	David G. Elmore
1334 Parkview Avenue. Suite 200
Manhattan Beach, CA 90266-3713
Phone: (310) 546-9675
Facsimile: (310) 546-8447

If to Borrower:	Old Reliance Insurance Company c/o Midwest Holding Inc.
8101 O Street, Suite S-111
Lincoln. NE 68510-2647
Attn: Mark A. Oliver, Secretary / Treasurer
Phone: (402) 489-8266
Facsimile: (402) 489-8295

6.2           Entire Agreement. This Surplus Debenture constitutes the entire agreement and understanding between the parties with regard to the subject matte hereof, is a complete and exclusive statement of the terms and conditions thereto and supersedes, merges, and renders void any and all prior agreements or understandings among them relating to the same subject matter.

6.3           Waiver; Lender’s Rights. No waiver of any term, provision or condition of this Surplus Debenture. whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Surplus Debenture, unless such waiver is effected pursuant to Section 6.8 below and so provides expressly by its terms. Borrower waives presentment diligence, demand of payment, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Surplus Debenture.

6.4           Assignment; Binding on Successors and Assigns. This Surplus Debenture shall not be assigned, transferred or otherwise conveyed by Borrower except with the prior written consent of the Lender, such consent not to be unreasonably withheld or delayed. This Surplus Debenture and all of its terms, conditions and covenants are intended to be fully effective and binding. to the extent permitted by law, on the successors and permitted assigns of the parties.

6.5           Survival The respective representations and warranties given by the Borrower and Lender shall survive the execution of this Surplus Debenture.

6.6           Headings; Governing Law; Jurisdiction; Attorneys Fees. The descriptive headings in this Surplus Debenture arc inserted for convenience only and do not constitute a part of this Surplus Debenture. This Surplus Debenture shall be interpreted under the laws of the State of Arizona (without giving effect to the conflict of law principles thereof). The parties agree that jurisdiction shall lie in the State of Arizona and consent to the personal jurisdiction of the state and federal courts located in Arizona.

6.7           Severability. Whenever possible each provision of this Surplus Debenture shall be interpreted in such manner as to be effective and valid under applicable law. but if any provision is prohibited by or invalid under applicable law, it shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of the provisions of this Surplus Debenture.

6.8           Amendment and Waiver Provisions. Any term of this Surplus Debenture may be amended, and the observance of any term hereof and thereof may be waived (either retroactively or prospectively) with the written consent of the Borrower and the Holder. Any waiver or amendment effected in accordance with this Section 6.8 shall be binding upon any holder of the Surplus Debenture, including all future holders of the Surplus Debenture.

6.9           Replacement of Lost Surplus Debenture.

The Company covenants to the Holder hereof that, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Surplus Debenture and. in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such mutilated Surplus Debenture, the Company will make and deliver a new Surplus Debenture, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Surplus Debenture.

IN WITNESS WHEREOF, the undersigned has duly caused this Surplus Debenture to be signed in its name and on its behalf by its duly authorized officer as of the date hereinabove written.

BORROWER:

Old Reliance Insurance Company
an Arizona corporation

By:
Name: Mark A. Oliver
Title: Treasurer / Secretary
AGREED AND ACCEPTED:

HOLDER:
David G. Elmore

Name: David G. Elmore

EXHIBIT E TO STOCK PURCHASE AGREEMENT

REAL PROPERTY OPTION AND PUT AGREEMENT AND ASSOCIATED LEASE

REAL PROPERTY OPTION AND PUT AGREEMENT

THIS REAL PROPERTY OPTION AND PUT AGREEMENT (this “Agreement”), effective                        ,  2010 (the “Effective Date”), is entered by and between David G. Elmore (“Elmore”), and Old Reliance Insurance Company, an Arizona corporation (“Old Reliance”).

RECITALS

A.  Elmore is selling to Midwest Holding Inc., a Nebraska corporation and American Life & Security Corp., a Nebraska corporation (collectively, “Midwest”), certain stock in Old Reliance pursuant to that Stock Purchase Agreement of even date herewith between Midwest and Elmore (“Stock Purchase Agreement”).

B.  Old Reliance is the owner of ten (10) leasehold condominium units in the condominium project known as the “Hawaiian Colony” located at 1946 Ala Moana Boulevard. Honolulu, Hawaii described on Exhibit “A” attached hereto and incorporated herein by this reference (each a “Unit” and together, the “Property”).

C.  This Agreement is required under the Stock Purchase Agreement for the benefit of Midwest so that Old Reliance or its successor will have assigned all rights and interest in the Property to Elmore following the expiration of the option period under this Agreement, if not earlier.

D.  From the Effective Date and until such time or times that each of the Units is conveyed under this Agreement , the Units shall be subject to that certain lease agreement between Elmore Group. Ltd., a Delaware corporation (“Elmore Group”) and Old Reliance of even date herewith (“Lease Agreement”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

I.      Elmore’s Option to Purchase.

a.             Old Reliance hereby grants Elmore the option to purchase all of Old Reliance’s rights, title and interest in and to the each Unit comprising the Property, for the Purchase Price (defined in Paragraph 3.a) and upon the terms and conditions set forth herein (“Purchase Option”).

b.             Elmore may individually or on behalf of Elmore Group, exercise the Purchase Option for any number or all of the Units by giving to Old Reliance at any time during the period commencing on the Effective Date and ending at 11:59 pm. on December  31, 2015 (“Purchase Option Period”) written notice(s) of exercise (“Purchase Notice”).

2.             Old Reliance’s Put Option.

a.             Elmore hereby grants Old Reliance the option to sell to Elmore or Elmore Group (as elected by Elmore) all of Old Reliance’s right, title and interest in and to the Property if not already sold to Elmore pursuant to the provisions of Section  1 above, tor the Purchase Price and upon the terms and conditions set forth herein (“Put Option”).

b.             Old Reliance may exercise its Put Option by giving to Elmore at any time during the period commencing at 12:01  a.m. on January 1, 2014 and ending at 11:59 pm. on December 31, 2015 (“Put Option Period”) written notice of exercise (“Put Notice”).

c.             Should Old Reliance fail to exercise its Put Option within the time period provided in Section  2(b), the Put Notice shall be deemed to be given with respect to any remaining Units, without further notice.

d.             Notwithstanding the Put Option Period as stated above, the time to exercise Old Republic’s Put Option may be accelerated upon default of Elmore and other events as set forth in the Lease Agreement. Such provisions in the Lease shall control notwithstanding the provisions of this Option Agreement.

3.          Purchase Price/Payment of Purchase Price.

a.             The purchase price to be paid by Elmore tor the purchase of each Unit comprising the Property, whether pursuant to the Purchase Option or the Put Option as the case may be (“Purchased Property”), shall be lesser of: (i) the sum of Sixty Thousand and No/1 00 Dollars ($60,000.00) and book value of the Purchased Property as determined in accordance with Generally Accepted Accounting Principles (“Purchase Price”).

b.             The Purchase Price shall be paid by way of certified check at closing.

4.             Title. Within five (5) days after the delivery of the Purchase Notice or Put Notice, as the case may be, Old Reliance shall secure for examination by Elmore’s attorneys evidence of title in the Property by a qualified title insurance company doing business in Hawaii. Within ten (1 0) days after the delivery of the Purchase Notice or Put Notice, as the case may be Elmore shall give notice in writing to Old Reliance of any detects in or objections to the title as so evidenced which did not exist as of the closing date of the Stock Purchase Agreement and which arose solely as a result of the Old Reliance’s actions. Old Reliance shall either (i) clear the title of the detects and objections so specified, but only to the extent such detects or objections arose after the closing date of the Stock Purchase Agreement and solely as a result of actions of the Old Reliance, or (ii) retain only such condominium units of the Property to which the qualifying detect or objection applies, with the remaining condominium units of the Property to be purchased in accordance with Section 3(a), above. Except for defects in title that arose after the closing date of the Stock Purchase Agreement and which arose solely as a result of actions of Old Reliance, Elmore shall not be pem1itted to reject the title to the Property or any portion thereof. For the avoidance of any doubt, Elmore shall he required to accept title to all or any portion of the Property subject to the Purchase Option or Put Option, as the case may be, if title is delivered in the same condition as title existed as of the closing date of the Stock Purchase Agreement.

5.             Escrow /Closing.

a.             Within five (5) days after delivery of the Put Notice or Purchase Notice, as the case may be, an escrow (“Escrow”) shall be opened with First American Title Company, Inc. in Honolulu, Hawaii (“Escrow Agent”). The parties shall share equally the fees of the Escrow Agent.

b.             Within twenty (20) days after delivery of the Put Notice or Purchase Notice, as the case may be:

i.              Elmore shall deliver to the Escrow Agent a certified check as payment of the Purchase Price, payment of all conveyance taxes and all recording fees and payment of premiums for any title insurance for the Purchased Property that Elmore may elect

ii.            Elmore shall deliver to the Escrow Agent an Assignment of Condominium Conveyance Document (in the form attached hereto as Exhibit  A) executed by Elmore, as assignee, tor each of the Purchased Property;

m.            Old Reliance shall deliver to Escrow Agent an Assignment of Condominium Conveyance Document (in the form attached hereto as Exhibit  A) executed by Old Reliance, as assignor, for each of the Purchased Property:

iv.            Each party shall deliver to Escrow its share of the fees of the Escrow Agent; and

v.             The parties shall execute and deliver to Escrow Agent any other documents necessary or proper in order to consummate the purchase by Elmore of the Purchased Property upon the terms and conditions set forth herein.

c.             The purchase of the Purchased Property shall close when the Escrow Agent is able to comply with the provisions of this Agreement.

d.             The purchase and sale of the Purchased Property pursuant to this Agreement shall be on an AS IS basis.

6.             Possession and Risk of Loss.

Risk of loss from tire or other casualty shall be as set forth m the Lease Agreement.

7.             Representations, Warranties and Covenants of Old Reliance.

a.             All actions on the part of Old Reliance necessary for the authorization, execution and delivery of this Agreement by Old Reliance have been taken prior to the Effective Date.

b.             All actions necessary in order that Old Reliance may perform its obligations under this Agreement have or will be taken.

8.             Representations, Warranties and Covenants of Elmore.

a.             All actions on the part of Elmore necessary tor the authorization, execution and delivery of this Agreement by Elmore have been taken prior to the Effective Date.

b.             All actions necessary in order that Elmore may perform its obligations under this Agreement have or will be taken.

9.             Miscellaneous.

a.             Invalidity. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid under applicable law, but, if any provisions of this Agreement shall be invalid or prohibited thereunder, such invalidity or prohibition shall be construed as if such invalid or prohibited provisions had not been inserted herein and shall not affect the remainder of such provision or the remaining provisions of this Agreement.

b.             Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. A facsimile copy of this Agreement is effective as a signed original.

c.             Entire Agreement. This Agreement, the Stock Purchase Agreement and the Lease Agreement constitute and are intended to constitute the entire agreement of the parties hereto concerning the subject matter hereof. No covenants, agreements, representations or warranties of any kind whatsoever have been made by any party hereto except as specifically set forth herein. All prior discussions and negotiations with respect to the subject matter hereof arc superseded by this Agreement and the documents expressly referred to herein and dated concurrently herewith.

d.             Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Hawaii.

e.             [Reserved]

f.              Authority to Execute Agreement. Each individual and entity executing this Agreement hereby represents and warrants that he, she or it has the capacity set forth on the signature pages hereof with full power and authority to bind the party on whose behalf he, she or it is executing this Agreement to the terms hereof. The parties have read and understand this

Agreement and have been represented by counsel or had the opportunity to consult with counsel with respect hereto and any rule of construction against the drafter shall not be employed.

g.             Modification. This Agreement may not be altered, amended, modified or otherwise changed in any respect whatsoever, except by a writing duly executed by all of the parties affected by such modification or by their authorized representatives. Any modification or waiver of any one provision shall not constitute waiver or modification of any other provision not expressly waived or modified.

h.             Further Assurances. The parties hereby agree to execute such further documents or instruments as may be necessary or appropriate to carry out the intention of this Agreement.

i.              Assignment and Succession; Effect of Agreement. All rights of the parties may be assigned without restriction. The terms and provisions of this Agreement, the Purchase Option, the Put Option, and the contract resulting from its exercise shall be binding upon, and inure to the benefit of: each of the parties hereto, their respective assignors, officers, directors, agents, heirs, administrators, executors, related and affiliated entities, guarantors. assigns and successors in interest of every kind and nature whatsoever, as well as their representatives and attorneys.

j.              Notices. All notices, requests, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing and shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (B) transmitted by telecopy, if such telecopy is promptly followed by a Notice sent by Mail, (C) delivered by a nationally recognized overnight courier, or (D) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Old Reliance at the addresses set forth below, or to such other place as Old Reliance may from time to time designate in a Notice to Elmore, or to Elmore at the addresses set forth below, or to such other places as Elmore may from time to time designate in a Notice to Old Reliance. If personally delivered, such Notice shall be effective upon delivery. If Notice is sent by telex or fax transmission or other form of electronic transmission, such Notice shall be effective upon transmission. If mailed, Notice shall be deemed given on the third day after it is deposited in the mail in accordance with the foregoing. Any correctly addressed Notice that is refused, unclaimed or undelivered because of an act or omission of the party to be notified shall be considered to be effective as of the first date that the Notice was refused, unclaimed or considered undeliverable by the postal authorities, messenger, officer of the law or overnight delivery service. Notice may be provided in accordance with the tem1s of this provision to any successor or assignee of either party at the address stated in the notice of succession or assignment upon delivery of such notice of succession or assignment in accordance with the terms hereof. As of the date hereof: any Notices must be sent, transmitted, or delivered, as the case may be, to the following addresses:

ELMORE:	David G. Elmore
1334 Park view A venue, Suite 200
Manhattan Beach, C A 90266-3713

Phone: (310) 546-9675
Facsimile: (310) 546-8447

With copies to:	Rinesmith & Sekiguchi LLLC
City Financial Tower
20I Merchant Street Suite 2240
Honolulu. Hawaii 96813
Attn: Cathy Sekiguchi Esq.

Phone: (808)534-4950
Facsimile: (808) 697-6954

And to:	Kutak Rock LLP
8601 North Scottsdale Road #300
Scottsdale. Arizona 85253
Attn: David Childers, Esq.

Phone: (480) 429-5000
Facsimile: (480A) 429-5001

OLD RELIANCE:	Old Reliance Insurance Company
c/o Midwest Holding Inc.
8101 O Street, Suite S-Ill
Lincoln, NE 68510-2647
Attn: Mark A. Oliver, Secretary / Treasurer

Phone: (402} 489-8266
Facsimile: (402) 489-8295

With copies to:	Jones & Keller. PC
1999 Broadway, Suite 3150
Denver, CO 80202
Attn: Reid A. Godbolt. Esq.

Phone:(303)573-1600
Facsimile: (303) 573-8133

k.            Arbitration; Attorneys’ Fees. Any dispute arising out of or incident to this Agreement shall first be submitted to binding arbitration in Honolulu, Hawaii, pursuant to the commercial arbitration rules of Dispute Prevention & Resolution, Inc. (“DPR”) then in effect. Claims or disputes shall be heard by a single arbitrator and may not be joined with the claims of any other person other than those of Midwest. The arbitrator shall be selected by DPR upon receiving notice from any party involved that a dispute exists. The decision of the arbitrator shall be final conclusive and binding on the parties hereto and shall be subject to the provisions of Chapter 658A. Hawaii Revised Statutes, as amended. All proper costs and expenses of such arbitration including. without limitation, witness fees, attorneys’ fees and the fees of the arbitrator shall be charged to the party or parties in such amounts as the arbitrator shall determine at the time of the award. In the event of the failure, inability or refusal of the arbitrator to so act, a new arbitrator shall be appointed in his or her stead by DPR. Each party hereby irrevocably waives any right and claim to exemplary or punitive damages in any jurisdiction. In the event DPR is unable, for any reason. to administer or conduct said mediation or arbitration. as applicable, the parties will submit such dispute to the American Arbitration Association (“AAA”).

I.              Time is of the Essence. Time and exact performance are of the essence of each and every provision of this Agreement.

m.            [Reserved.]

n.             Other Parties. Other than Midwest and Elmore Group, who the parties agree to be a third party beneficiary under this Agreement with all right to insist upon or to enforce the performance or observance of any of the obligations contained in this Agreement, nothing in this Agreement shall be construed as giving any other person, firm, corporation or other entity, other than the parties hereto, their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

o.             No Party Deemed Drafter. This Agreement having been negotiated by the parties, neither party shall be deemed the drafter hereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

David G. Elmore

“Elmore”

Old Reliance Insurance Company, an Arizona corporation

By:
Its:

“Old Reliance”

EXHIBIT “A”

PROPERTY DESCRIPTION

Real property in the County of Honolulu, State of Hawaii, described as follows:

First 10 apartment numbers:

203	204
227	228
304	310
312	314
318	327

OF THE CONDOMINIUM PROJECT KNOWN AS “HAWAIIAN COLONY”, AS ESTABLISHED BY THAT CERTAIN DECLARATION OF HORIZONTAL PROPERTY REGIME RECORDED SEPTEMBER 19, 1980 AS LAND COURT DOCUMENT NO. 1031904 OF OFFICIAL RECORDS, AND THAT CERTAIN RATIFICATION AND CONFIRMATION OF SAID DECLARATION RECORDED OCTOBER 27, 1980 AS LAND COURT DOCUMENT NO. 1038314 OF OFFICIAL RECORDS, AND AS SHOWN ON CONDOMINIUM MAP NO. 433.

TOGETHER WITH APPURTENANT EASEMENTS AS FOLLOWS:

(A) NONEXCLUSIVE EASEMENTS IN THE COMMON ELEMENTS DESIGNED FOR SUCH PURPOSES FOR INGRESS TO, EGRESS FROM, UTILITY SERVICES FOR, AND SUPPORT, MAINTENANCE AND REPAIR OF SAID APARTMENT; IN THE OTHER COMMON ELEMENTS FOR USE ACCORDING TO THEIR RESPECTIVE PURPOSES, SUBJECT ALWAYS TO THE EXCLUSIVE OR LIMITED USE OF THE LIMITED COMMON ELEMENTS AS PROVIDED IN THE DECLARATION; AND IN ALL OTHER APARTMENTS AND LIMITED COMMON ELEMENTS OF THE PROJECT FOR SUPPORT; AND

(B) EXCLUSIVE EASEMENTS TO USE OTHER LIMITED COMMON ELEMENTS APPURTENANT THERETO DESIGNATED FOR ITS EXCLUSIVE USE BY SAID DECLARATION.

SECOND: UNDIVIDED INTERESTS APPURTENANT TO SAID APARTMENTS IN ALL COMMON ELEMENTS OF THE PROJECT, EXCLUSIVE OF LAND, AS ESTABLISHED FOR SAID APARTMENTS BY THE DECLARATION, OR SUCH OTHER PERCENTAGE INTERESTS AS HEREINAFTER ESTABLISHED FOR SAID APARTMENTS BY ANY AMENDMENT OF SAID DECLARATION, AS TENANT IN COMMON WITH THE OTHER OWNERS AND TENANTS THEREOF.

THIRD: UNDIVIDED INTERESTS IN AND TO THE LAND THAT THE PROJECT IS SITUATE AS TENANTS IN COMMON WITH THE OTHERS OWNERS AND TENANTS

THEREOF, THAT CERTAIN LEASEHOLD ESTATE CREATED BY THAT CERTAIN CONDOMINIUM CONVEYANCE DOCUMENT DATED OCTOBER 10, 1980, BUT EFFECTIVE COMMENCING OCTOBER 20, 1980, BY AND BETWEEN MARGUERITE SUNG YEE WONG. WIDOW, INDIVIDUALLY AND AS CO-TRUSTEE, AND FIRST HAWAIIAN BANK, A HAWAII CORPORATION, AS CO-TRUSTEE (“FEE OWNER”), MEEKER LAND & DEVELOPMENT, LTD., A HAWAII CORPORATION, (“DEVELOPER”). AS LESSOR, AND DONALD SHELDON SLUTZKY AND MARY PARKS SLUTZKY. HUSBAND AND WIFE. AS TENANTS BY THE ENTIRETY, AS LESSEE. RECORDED OCTOBER 1980 AS LAND COURT DOCUMENT NO. 1038322 OF OFFICIAL RECORDS. FOR A TERM COMMENCING AS OF THE EFFECTIVE DATE HEREOF AND TERMINATING AT MIDNIGHT ON MAY 31, 2014. THE LESSEE’S INTEREST UNDER THE LEASE HAS BEEN ASSIGNED TO M7 CORP., A HAWAII CORPORATION BY MESNE ASSIGNMENTS RECORDED DECEMBER 22, 2003 AS LAND COURT DOCUMENT NO. 3044728 OF OFFICIAL RECORDS.

THE LAND UPON WHICH SAID CONDOMINIUM PROJECT IS SITUATE IS MORE PARTICULARLY DESCRIBED AS FOLLOWS:

ALL OF THAT CERTAIN PARCEL OF LAND SITUATE AT KALIA, WAIKIKI, HONOLULU, CITY AND COUNTY OF HONOLULU, STATE OF HAWAII, DESCRIBED AS FOLLOWS:

LOT 117-A. AREA 25,334 SQUARE FEET, MORE OR LESS, AS SHOWN ON MAP 48. FILED WITH LAND COURT APPLICATION NO. 852 OF BISHOP TRUST COMPANY, LIMITED. TRUSTEE.

BEING ALL OF THE PREMISES DESCRIBED IN AND COVERED BY TRANSFER CERTIFICATE OF TITLE NO. 637.471.

ISSUED TO: JK WONG GROUP. LLC A HAW All LIMITED LIABILITY COMPANY (WARRANTY DEED RECORDED FEBRUARY 20, 2003 AS LAND COURT DOCUMENT NO. 2894298 OF OFFICIAL RECORDS.)

TMK(S): (I) 2-6-007-020-0033

SUBJECT, HOWEVER, TO:

1. Real property tax assessments.

2. Easement 22 for sewer purposes as shown on 46 and 48, as set forth by Land Court Order No.13963.

3. A Grant of Easement for sewer purposes over Easement 22, in favor of the City and County of Honolulu. recorded as Land Court Document No.  181635 of Official Records.

4. That certain Master Lease dated January  1, 1956, by and between Jack Kam Wong, husband of Marguerite Sung Vee Wong, as lessor, and Allan Lin Pang and Florence Chang Pang, husband and wife, as Tenants by the Entirety, as lessee’s, recorded as Land Court Document No. 184407 of Official Records. For a term of 60 years from January  l, 1956 to December 31, 201 said Master Lease being as amended by that certain Instrument recorded July  23, 1984 as Land Court Document No. 1248054 of Official Records, To extend the term of said Master Lease to and including December 31, 2049; as set forth by Land Court Order No. 97153, tiled March 9, 1990;said Master Lease was further amended by Instrument recorded May  14, 2003 as Land Court Document No.  2929347 of Official Records. The lessee’s interest in and to said Master Lease being, by mesne assignments, assigned to M7 Corp, a Hawaii corporation, as assignee, by that certain Instrument, but effective as of December  30, 1999, recorded January 2003 as Land Court Document No. 2883824 of Official Records.

5. That certain Sublease dated June  L 1959, by and between Allan Lin Pang and Florence Chang Pang, husband and wife, as sublessors, and Ebbtide Hotels, Inc., as sublessee, tiled as Land Court Document No. 245358 of Ot1icial Records, for a term of 55 years from June  L 1959 to May 3 L 2014; consent thereto being given by Jack Kam Wong, by Instrument recorded as Land Court Document No. 245359 of Official Records; The sublessor’s and the sublessee’s interest in and to said sublease being, by mesne assignments, assigned to M7 Corp., a Hawaii corporation, as assignee, by that certain Instrument, but effective as of December 30, 1999, recorded January  23, 2003 as Land Court Document No. 2883825 of Official Records.

6. Land Court Condominium Map No. 433.

7. The terms and provisions contained in or incorporated by reference in the Declaration of Condominium Property Regime and the By-laws attached thereto. as amended. Said Declaration was recorded September 18, 1980 as Land Court Document No. 1031904 of Official Records.

LEASE

THIS LEASE is made effective as of January I, 2010 (the “Effective Date”), by OLD RELIANCE INSURANCE CO., an Arizona corporation, (“Landlord”), and THE ELMORE GROUP, LTD, a Delaware corporation and assigns, whose address is 1334 Parkview Avenue. Suite 200, Manhattan Beach, CA 90266-3713 (“Tenant”).

WITNESSETH

A.   Landlord is the owner of ten ( l 0) condominium units in the leasehold condominium project known as the “Hawaiian Colony” located at 1946 Ala Moana Boulevard. Honolulu, Hawaii described on Exhibit “A” attached hereto and incorporated herein by this reference (together the “Units” or singularly a “Unit”).

B.   Tenant is selling to Midwest Holding Inc., a Nebraska corporation and American Life & Security Corp., a Nebraska corporation (collectively, “Midwest”) certain stock of Landlord pursuant to that Stock Purchase Agreement of even date herewith between Midwest and Tenant (“Stock Purchase Agreement”).

C.   One of Midwest’s conditions under the Stock Purchase Agreement (“SPA”)  is for Landlord and Tenant to enter into that certain Real Property Option and Put Agreement executed between Landlord and Tenant (“Option Agreement”) as of the date of closing the SPA, under which Tenant has the right to purchase the Units (“Purchase Option”) and if the Purchase Option is not exercised by Tenant, Landlord has the right to require Tenant to purchase the Units (“Put Option”), all as provided in the Option Agreement.

D.   Until the exercise of the Put Option or Purchase Option, one of Midwest’s conditions under the Stock Purchase Agreement is for Tenant to lease from Landlord the Units on the terms and conditions of this Lease.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto Agreement as follows:

ARTICLE 1

SPECIFIC PROVISIONS, EXHIBITS AND SPECIAL CONDITIONS

1.01.    Basic Lease Provisions.  This Section 1.01 is an integral part of this Lease and all of the terms hereof are incorporated into this Lease in all respects.  Each reference in this Lease to any of the Basic Lease Provisions contained in this Section 1.01  shall be construed to incorporate all the terms under each of the Basic Lease Provisions.  In the event of any conflict between any Basic Lease Provision and any other part of the Lease, the Basic Lease Provisions shall control.

(a)                                  Description of Units: Units 203, 204, 227, 228,304, 310, 31 314. 318 and 327  further described in Exhibit “A”  attached to the Option Agreement which by this reference is made a part hereof as if fully set forth herein (each a “Unit”, collectively the “Units”) in the condominium project known as the “Hawaiian Colony” located in Honolulu Hawaii (the “Project”).

(b)                                 Term: Commencing on the Effective Date and terminating on December 31, 2015 (the “Term”), unless sooner terminated as provided in this Lease.

(c)                                  Rent: $750 per quarter tor each Unit. The parties acknowledge and agree that this Lease is intended to be NNN to Landlord and such expenses relating to the maintenance or use of the leased premises shall be borne by the Tenant.

(d)                                 Security Deposit: None.

(e)                                  Use of Units: Tenant is engaged in the business of subletting the Units for residential purposes.

(f)                                    Real Estate Brokers: None.

ARTICLE 2

UNITS

2.01.                Demise.  Landlord hereby leases to Tenant the Units upon the terms and conditions herein set forth herein.

2.02.                As is Condition. Tenant acknowledges and agrees that Tenant is leasing the Units in “AS IS” condition with Tenant accepting all detects, if any; and Landlord makes no warranty of any kind, express or implied, with respect to the Units (without limitation, Landlord makes no warranty as the habitability, fitness or suitability of the Units for a particular purpose nor as to the absence of any toxic or otherwise hazardous substances or mold).

2.03.               Quiet Enjoyment.  Landlord agrees that upon payment of the rent and other charges specified herein and upon the observance and performance by Tenant of the covenants hereinafter contained and on the part of Tenant to be observed and performed, subject to the provisions of this Lease, Tenant shall peaceably hold and enjoy the Units for the Term.

ARTICLE 3

TERM

The Term of this Lease shall be as provided in Section 1.01(b), unless sooner terminated as provided in this Lease.

ARTICLE 4

RENT

4.01.                Rent. Tenant shall pay to Landlord, quarterly in advance throughout the Tenn. rent in the amount specit1ed in Subsection 1.01(c) hereinabove, in United States currency, over and above all other charges herein set forth and without any setoff or counterclaim whatsoever. Rent payable for any portion less than all of a calendar month shall be a pro rata share of the rent payable for a full calendar month.  All payments of rent shall be paid without notice during the Term.

4.02.                Additional Rent.   Tenant shall pay as additional rent any money or charge required to be paid by Tenant to Landlord under any provision of this Lease, whether or not the same is designated “additional rent”. If such amounts or charges are not paid at the time provided in this Lease, they shall nevertheless, if not paid when due. be collectible as additional rent with any installment of rent thereafter falling due hereunder, but nothing herein contained shall be deemed to suspend or delay the payment of any amount of money or charge at the time the same becomes due and payable hereunder, or limit any other remedy of the Landlord.

4.03.               Late Payment Charges. Any rent or other amounts owing to Landlord hereunder from Tenant to Landlord which are not paid within ten (10) days after notice from Landlord specifying such non payment, the same shall have become due and payable, shall bear interest at the rate of ten percent (10%) per annum. without demand until paid.  In addition, Tenant shall pay to Landlord whenever any rent or any other amounts due hereunder remain unpaid more than ten (10) days after the due date thereof: a late charge equal to ten percent (10%) of the amount due.

4.04.               Project Fees.  Tenant shall also be responsible for the timely payment for each Unit of all Project fees, assessments of any kind. and any charges, penalties or late fees which amounts shall be paid in such manner as shall be directed by the Association of Apartment Owners of the Project (“AOAO”).

ARTICLE 5

TAXES, PROJECT MAINTENANCE FEES AND OTHER AMOUNTS

5.01.              Real Property Taxes.  Tenant shall be responsible for the payment of the real property taxes and assessments on the Units and such other expenses.

5.02.               Tax on Rent and Other Payments. Tenant shall also pay to Landlord together with each payment of rent and other charges payable by Tenant hereunder which are subject to the State of Hawaii general excise tax on income, as it may be amended (as of the Effective Date. 4.712% of each such payment), and all other similar taxes imposed upon Landlord on said rental or other payment in the nature of a gross receipts tax, sales tax, privilege tax or the like.

5.03.               Taxes on tenant’s Business and Personal Property.  Tenant shall be responsible for and shall pay before delinquency all taxes assessed against Tenant by reason of the conduct of its business with respect to the Units or with respect to personal property of any kind owned by or placed in, upon or about the Units by or at the expense of Tenant

ARTICLE 6

USE OF UNITS

6.01                  Permitted Use of Unites.   Tenant will comply, at its own expense, with the Project documents which apply to the Units including, without limitation, the Declaration of Horizontal Property Regime recorded September 19, 1980 as Land Court Document No. 1031904 as amended, the Bylaws and House Rules of the AOAO (together “Project Documents”), and for no other purpose.

6.02                 Compliance with Laws. Tenant shall comply, at its expense, with all laws and ordinances, and governmental rules and regulations applicable to the Use of the Units.  Tenant acknowledges that neither Landlord nor any agent or employee of Landlord has made any representation or warranty with respect to the Units or with respect to the suitability of the Units for Tenant’s intended use unless such are expressly set forth in this Lease.  Further, Tenant acknowledges that no representation or warranty as to the state of construction or repair of the Units, nor promises to alter, remodel, improve, repair, decorate or paint the Units, have been made by the Landlord.  It shall be the sole responsibility of Tenant to secure all licenses and permits required in connection with its intended use of the Units.

6.03                Prohibited Use of the Units. No use shall be made of the Units which is illegal or unlawful.  Tenant shall not commit or allow to be committed any waste upon the Units, or any public or private nuisance.

6.04                Hazardous Substances. Tenant’s use and occupancy of the Units shall comply with all applicable environmental regulation, contamination or clean-up (collectively, “Environmental Laws”).

6.05                Indemnification.   Tenant will indemnify the Landlord against all claims and demands for loss or damage and all actions or proceedings by whomsoever brought or made by reason of the nonobservance or nonperformance of the covenants of this Article 6 by Tenant or any person claiming by, through or under Tenant.

ARTICLE 7

UTILITIES AND MAINTENANCE

7.01                   Tenant Repairs.   Tenant shall at its own expense, from time to time and at all times during the term hereof, keep and maintain the Units in good and sound condition with all necessary reparations and amendments, excepting reasonable wear and tear and destruction by unavoidable casualty not required to be insured against.

7.02                     Rates and Other Charges.  The Tenant will also pay directly all charges, duties, rates, and other outgoings of every description for electricity, gas, telephone, refuse collection, sewage disposal, water, or any other utilities or services to which the Units, may during the Term be assessed or become liable.

ARTICLE 8

IMPROVEMENTS, ALTERATIONS AND RENOVATIONS

8.01.               Tenant’s Alterations.   All improvements, fixtures, equipment and personal property required by Tenant in the conduct of its business shall be furnished by Tenant at its sole expense.  Tenant will not construct any addition to or make any alteration in the Units or attach any fixtures or equipment, without first receiving the written consent of the Landlord. which consent will not be unreasonably withheld.  All construction. additions and alterations by the Tenant shall be in compliance with all applicable laws, regulations and ordinances and shall be the property of Landlord at the end of the Tern.

8.02.              Alterations Belong to Landlord. All alterations, additions, or improvements to the Units, made either by Landlord or Tenant shall be for the benefit of Landlord, shall not be removed unless otherwise provided herein or consented to in writing by Landlord, and shall be presumed to become an integral part of the Units.

8.03.              Mechanic’s Lien. Tenant shall pay or cause to be paid all costs f(>r work done by or on behalf of Tenant or caused to be done by or on behalf of Tenant on the Units of a character which will or may result in liens against Landlord’s interest in the Units and Tenant will keep the Units free and clear of all mechanic’s liens and other liens on account of work done f()r or on behalf of Tenant or persons claiming under Tenant.  Tenant hereby a.!:,’Tees to indemnify, defend and save Landlord harmless of and from all liability, loss, damages, costs or expenses, including reasonable attorneys’ fees, incurred in connection with any claims of any nature whatsoever fc1r work performed for, or materials, services or supplies furnished to Tenant, including lien claims of laborers, materialmen or others.  Should any such liens be tiled or recorded against the Units with respect to work done, services performed for or materials supplied to or on behalf of Tenant or should any action affecting the title thereto be commenced, Tenant shall cause such liens to be released of record within five (5) days after notice thereof.  If Tenant desires to contest any such claim of lien, Tenant shall nonetheless cause such lien to be released of record by the posting of adequate security with a court of competent jurisdiction as may be provided by Hawaii’s mechanic lien statutes.  If Tenant shall be in default in paying any charge for which such a mechanic’s lien or suit to foreclose such a lien has been recorded or filed and shall not have caused the lien to be released or suit dismissed, Landlord may (but without being required to do

so) pay such lien or claim and any costs associated therewith, and the amount so paid, together with reasonable attorneys’ fees incurred in connection therewith, shall be immediately due from Tenant to Landlord as additional Rent.

ARTICLE 9

ASSIGNMENT AND SUBLETTING BY TENANT/PURCHASE OF UNITS

9.01                  Tenant May Assign or Sublet Units without Landlord’s Consent. Tenant and any person or corporation acquiring this Lease may, without the consent of the Landlord, sublet or part with the possession of the whole or any part of the Units. Tenant may, without the consent of Landlord, assign and transfer this Lease to an affiliated entity of Landlord. No assignment subletting or other parting of possession shall relieve Tenant of his primary liability under and with respect to all covenants contained in this Lease.

9.01                 Purchase of Units by Tenant.  In the event that Tenant purchases any one or more of the Units pursuant to the Option Agreement, the Unit shall be removed from this Lease effective as of the closing on the purchase of the Units. Tenant shall continue to make payment of all rent and additional rent tor the Unit(s) to be purchased, with any excess amount paid in advance for such purchased Unit(s) to be refunded by Landlord to Tenant at closing.

ARTICLE 10

INSURANCE; WAIVER OF LIABILITY OF LANDLORD

10.1              Insurance.  Tenant shall procure and maintain throughout the term of this Lease, at its sole cost and expense, all of the following insurance coverages:

(i)                                     fire and extended coverage insurance covering the Units in the amount of the replacement cost of the Units; and Commercial General Liability (“CGL”)  Insurance providing coverage for bodily injury (including death) and property damage.  Tenant’s CGL policy shall contain a broad form contractual liability endorsement, and shall insure both Landlord and Tenant against all claims, demands or actions arising out of or in connection with: (i) the Units: (ii) the condition of the Units; (iii) Tenant’s operations in and maintenance and use of the Units; and (iv) Tenant’s liability for injury to persons or damage to property assumed by Tenant under this Lease.  Such insurance shall have a combined single limit of not less than Three Million Dollars ($3,000,000) per occurrence, or such greater amount as Landlord may from time to time require.

10.2              Waiver of Liability. Landlord will not be liable to Tenant or Tenant’s employees, agents, sub lessees, or visitors, or to any other person whomsoever, for any injury (including death) to person or damage to property on or about the Units (unless caused by the misconduct of Landlord, its agents, servants or employees), or of any other person entering upon the Units, or caused by the Units becoming out of repair, or caused by leakage of water or by gas or electricity emanating from the Units, the criminal activities of any persons, or due to any cause whatsoever. Tenant covenants and agrees that it will at all times indemnify and hold safe and harmless the Units, the Landlord, Landlord’s officers, directors, agents, attorneys and employees from any losses, liabilities, claims, suits, costs, expenses, including without limitation reasonable attorneys’ fees, and damages, arising out of any such damage or injury except injury to persons or damage to property the sole cause of which is the negligence or intentional misconduct of Landlord.

ARTICLE 11

CASUALTY AND CONDEMNATION

11.1                Option to Terminate.  Either Landlord or Tenant shall have the right to exercise the Purchase Option or the Put Option under the Option Agreement, notwithstanding the Purchase Option Period or Put Option Period specified therein, if three or more of the Units shall be taken under power of eminent domain or transferred under threat thereof or are damaged by fire or other casualty. If so exercised, this Lease shall terminate on the closing of the purchase.

11.02.       Continuation of Business.  If the Lease is not terminated in the event of any casualty or condemnation. Tenant shall continue the operation of Tenant’s business and shall continue to pay the full amounts of the rent and other charges as provided herein.

ARTICLE 12

DEFAULT BY TENANT

12.01         Definition of Default.  In addition to other instances of default specifically set forth in this Lease, Tenant is in default under this Lease:

(a)                                  if Tenant shall fail to pay rent or any part thereof within ten (10) days after written notice given in accordance with Section 4.03:

(b)                                if Tenant shall fail to pay any other charge, assessment or amount it is obligated to pay hereunder within the time period specified, or if no time period is specified, within ten (10) days after the same becomes due;

(c)                                  if Tenant shall tail to observe or perform any of the other covenants herein contained. and on Tenant’s part to be observed and performed. and such default shall continue for ten (10) days after written notice thereof is given to Tenant.

(d)                                 if Tenant shall become bankrupt, or file any debtor proceeding, or any case or proceeding, voluntary or involuntary, be filed by or against Tenant as debtor under any provision of the Federal Bankruptcy Code and such proceeding shall not be dismissed or discharged within sixty (60) days from the date of the tiling thereof: or if any case or proceeding be filed by or against Tenant under any state statute governing any debtor-creditor right, seeking to have an order or decree rendered against Tenant directing any readjustment, arrangement, composition or, reduction of Tenant’s debts, liabilities or obligations, or making any assignment for the benefit of creditors,

(e)                                if this Lease or any interest of Tenant hereunder shall become subject to any attachment, levy, judgment, or other process of law or to any lien, charge or encumbrance not consented to by Landlord pursuant to the provisions of this Lease and such attachment or levy shall not be discharged within thirty (30) days after the levy or attachment thereat:

(f)                                   Tenant shall fail to perform any of the other agreements, terms, covenants or conditions hereof on Tenant’s part to be performed, and such nonperformance shall continue tor a period of thirty (30) days after notice thereof by Landlord to Tenant (which notice, however, shall only be given once during any calendar year with respect to any one term covenant or condition. after which an event of default shall occur immediately upon Tenant’s breach of the same term, covenant, or condition); or

(g)                               Tenant shall fail to obtain a release of any mechanic’s lien as required herein.

12.02.          Landlord’s Remedies. In the event of any such defaults:

(a)                                  Summary Possession. Landlord may bring an action for summary possession in case of such default, and at its option. may assert its claim for unpaid rents in such action or may institute a separate action for the recovery of rent.

(b)                                 Removal of Persons and Property.  In the event of such resumption of possession under this Lease, by summary proceedings or by any other means, Landlord, or any receiver appointed by a court having jurisdiction, may dispossess and remove all persons and property from the Units. and any property so removed may be stored in any public warehouse or elsewhere at the cost of and for the account of Tenant, and Landlord shall not be responsible for the care or safekeeping thereof: and Tenant hereby waives any and all loss, destruction, and/or damages or injury which may be occasioned in the exercise of any of the aforesaid acts.

(c)                                  Damages, Attorneys’ Fees and Costs.  Landlord may recover from Tenant all damages, attorneys’ fees and costs which may have been incurred by Landlord as a result of any default of Tenant hereunder, including the expense to recovering possession.

(d)                                 Election to Terminate Lease.  No re-entry or taking of possession of the Units by Landlord shall be construed as an election on Landlord’s part to terminate this Lease, unless a written notice that this Lease is terminated is given by Landlord or Tenant, or an order is secured stating that this Lease is terminated. The effective date of termination of this Lease shall be as of the date set forth or provided in the notice or order aforementioned, as the case may be.

(e)                                  Reletting of Units. Landlord may from time to time, without terminating this Lease, relet for the account of Tenant the Units or any part thereof for all or any portion of the remainder of the term of a Tenant or Tenants satisfactory to Landlord, and at such rental or rentals as may, in the exercise of reasonable efforts, be obtained, with the right to Landlord to put the Units in good order and condition and to make reasonable alterations and repairs to facilitate such reletting of Tenant’s expense, and Landlord shall receive such rentals and apply them first to the payment of the expenses of recovering possession of the Units and the re-renting thereof: including without limitation, all reasonable attorneys’ fees and brokers’ commissions, together with such expenses as Landlord may have incurred in putting the Units in good order and condition , or in making such alterations and repairs, and then to the payment of rent and to the fulfillment of the covenants of Tenant, the balance, if any, to be paid over to Tenant, provided that Tenant shall remain liable for any deficiency, which deficiency Tenant agrees to pay monthly as the same may accrue. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

(f)                                    Put Option.  Landlord shall have the right to elect to exercise its Put Option under the Option Agreement notwithstanding the Put Option Period specified therein and this Lease shall terminate as to the Units purchased effective on the closing of the purchase under the Option Agreement.

12.03.       Remedies arc Cumulative.  Each and all of the remedies given to Landlord hereunder are cumulative and the exercise of one right or remedy by Landlord shall not impair Landlord’s right to any other remedy.

12.04         Landlord’s Option to Pay.  If Tenant shall fail to pay any sum of money other than rent required to be paid by it hereunder, or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue for ten (10) days after written notice thereof to Tenant, in addition to all other remedies of Landlord, Landlord may, but shall not be obligated so to do, without waiving or releasing Tenant from any obligations of Tenant make any such payment and perform any other act on Tenant’s part to be made or performed as provided in this Lease.  All sums so paid by Landlord and all costs incidental thereto (including reasonable attorneys’ fees), together with interest thereon at the rate of ten percent (10%) per annum shall be payable by Tenant upon demand, and Tenant hereby covenants to pay any and all such sums.

12.05           Waiver. Landlord’s failure to take advantage of any default or breach of covenant on the part of Tenant shall not be construed as a waiver thereof: nor shall any custom or practice which may be established between Landlord and Tenant in the course of this Lease be construed to waive or to lessen the right of Landlord to insist upon the performance by Tenant of any term, covenant or condition hereof or to waive or lessen the right of Landlord to exercise any rights given Landlord on account of any such default A waiver by Landlord of a particular breach or default shall not be deemed to be a waiver of the same or any other subsequent breach or default The acceptance of rent or any other sum due hereunder shall not be, or be construed to be. a waiver of any breach of any term, covenant or condition of this Lease, whether or not Landlord has knowledge of such breach at the time of such acceptance.

ARTICLE 13

TERMINATION

13.01.       Holding Over.  If Tenant shall remain in possession after the expiration or sooner termination of this Lease. all the terms, covenants and agreements hereof shall continue to apply and bind Tenant so long as Tenant shall remain in possession, insofar as the same are applicable. except that if Tenant remains in possession without Landlord’s written consent, the rent shall be two (2) times the rent for the last month of the Term, prorated on a daily basis for each day that Tenant remains in possession, and Tenant shall also be liable to Landlord for any damages resulting from failure to surrender possession. If Tenant remains in possession with Landlord’s written consent, such tenancy shall be from month-to-month, terminable by either party by not Jess than twenty-five (25) days prior written notice.

13.02.       Surrender of the Units.  At the expiration or sooner termination of this Lease. Tenant will surrender and deliver up to Landlord, possession of the Units, including all improvements whenever and by whomsoever made or placed therein, broom clean and in good condition and repair. ordinary use and wear excepted; provided, however, that if there be no default on the part of Tenant at the termination of this Lease, Tenant may, or if Landlord shall so require, notice thereof to be given not less than thirty (30) days prior to the end of the Tem1. Tenant shall remove prior to the termination of this Lease, all si6rns and trade fixtures erected or placed upon the Units, and on such notice only shall also remove any improvements made or placed in the Units, to the extent specified in such notice by Landlord, and Tenant shall repair all damage to the Units caused by or resulting from such removal and leave the Units in a clean and orderly condition. In the event Tenant shall fail to perform such removal and/or restoration in accordance with the requirements of this Section 13.02, Landlord may do so and Tenant, upon demand. will pay to Landlord the cost thereof: plus interest at the rate of ten percent (10%) per annum.  This obligation shall survive the termination of this Lease.  Any property left in the Units by Tenant at the termination of this Lease may, at the option of Landlord (i) be removed and stored by Landlord, at the cost of and for the account of Tenant, or (ii) be deemed and declared by Landlord to have been abandoned by Tenant, in which case Landlord may appropriate, destroy or dispose of the same without liability or accountability to Tenant.

ARTICLE 14

FORCE MAJEURE

Unless otherwise specifically provided herein, if either Landlord or Tenant shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lockouts, labor disputes or disturbances, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war or any other reason of a like nature not the fault of the party delayed in performing work or doing acts required by this Lease, then performance of such act shall be excused for the period of the delay, and the period tor the performance of such act shall be extended for a period equivalent to the period of such delay.  Notwithstanding the above, this provision shall not excuse Tenant’s obligations to promptly pay rent or any other amounts to be paid hereunder.

ARTICLE 15

DISPUTE RESOLUTION

15.1               Any dispute arising out of or incident to this Lease shall first be submitted to binding arbitration in Honolulu. Hawaii, pursuant to the commercial arbitration rules of Dispute Prevention & Resolution, Inc. (“DPR”) then in effect.  Claims or disputes shall be heard by a single arbitrator and may not be joined with the claims of any other person other than those of Midwest. The arbitrator shall be selected by DPR upon receiving notice from any party involved that a dispute exists. The decision of the arbitrator shall he final, conclusive and binding on the parties hereto and shall he subject to the provisions of Chapter 658A, Hawaii Revised Statutes. as amended. All proper costs and expenses of such arbitration including, without limitation, witness fees, attorneys’ fees and the fees of the arbitrator shall he charged to the party or parties in such amounts as the arbitrator shall determine at the time of the award. In the event of the failure, inability or refusal of the arbitrator to so act, a new arbitrator shall be appointed in his or her stead by DPR. Each party hereby irrevocably waives any right and claim to exemplary or punitive damages in any jurisdiction. In the event DPR is unable, for any reason, to administer or conduct said mediation or arbitration, as applicable, the parties will submit such dispute to the American Arbitration Association (“AAA”).

15.2               Landlord and Tenant also agree to pay all costs and reasonable attorneys’ fees which may be incurred or paid by the other party in enforcing without arbitration any of the covenants, conditions or Agreements contained in this Lease.  If Landlord becomes involved in any action, threatened or actual, by or against anyone not a party to this Lease, but arising by reason of or related to any act or omission of Tenant, Tenant agrees to pay Landlord’s reasonable attorneys’ fees and other costs incurred in connection with such action and in preparation thereof.

ARTICLE 16

DEFINITIONS AND MISCELLANEOUS

16.01. Time of Essence. Time is of the essence of this Lease.

16.02. No Brokerage Commissions.  Tenant represents that no broker negotiated this Lease on behalf of Tenant or is entitled to any commission in connection therewith.  Landlord represents that no broker negotiated this Lease on behalf of Landlord or is entitled to any commission in connection therewith.

16.04. All notices hereunder shall be given in writing and may be given or served for all purposes by being (i) sent as registered or certified mail, postage prepaid addressed to Tenant at its post office address hereinabove set forth or at such other post office address as Tenant may from time to time designate in writing by notice to Landlord, or to Landlord at its address hereinabove set forth or at such other post office address as Landlord may from time to time designate to Tenant, or (ii) delivered personally to a representative of Tenant or Landlord as the case may be. Any such notice shall be deemed conclusively to have been given or served, three (3) days after the date of such mailing, or upon the date of such personal delivery.

16.04. Severability. If for any reason whatever any of the provisions hereof shall be unenforceable or ineffective, all of the other provisions shall be and remain in full force and effect.

16.06. Entire Agreement. The provisions of this Lease, together with the Stock Purchase Agreement and the Option Agreement constitute, and are intended to constitute, the entire agreement of Landlord and Tenant.  No terms, conditions, warranties, promises or undertakings of any nature whatever, express or implied, exist between Landlord and Tenant except as herein and therein expressly set forth.

16.07. Successors.  All of the covenants, agreements, terms and conditions contained in this Lease shall apply to, accrue to and be binding upon Landlord and Tenant and their respective successors and assigns.

16.8.  Choice of Law.  This Lease shall be governed by and construed in accordance with the laws of the State of Hawaii.

16.9.  Article and Section Headings. The article and section headings herein are for convenience of reference and shall in no way define, limit or describe the scope or intent of any provisions of this Lease.

16.10.  Lease Not to be Recorded. This Lease shall not be recorded.

16.11 Counterparts.  This Lease may be executed in counterparts.

IN WITNESS WHEREOF, Landlord and Tenant have executed these presents as of the Effective Date.

OLD RELIANCE INSURANCE CO.,
an Arizona corporation

By:
Name:
Title:

Landlord

THE ELMORE GROUP, LTD, a Delaware corporation

By:
David G. Elmore
Its:

Tenant

LEASE GUARANTY

The undersigned, David G. Elmore, (“Guarantor”), for and in consideration of Ten Dollars ($10.00), and other good and valuable consideration. the adequacy and receipt of which is hereby acknowledged, hereby covenants and agrees to guarantee the payment and performance by Tenant of all the terms, covenants. conditions and agreements contained in the foregoing Lease, made by and between OLD RELIANCE INSURANCE CO., an Arizona corporation. and THE ELMORE GROUP. LTO. a Delaware corporation.

David G. Elmore

EXHIBIT F
TO

STOCK PURCHASE AGREEMENT

FORM OF PROMISSORY NOTE OPTION AGREEMENT

PROMISSORY NOTE PUT OPTION AGREEMENT
BETWEEN

OLD RELIANCE INSURANCE COMPANY.

AN ARIZONA CORPORATION,
AND

DAVID G. ELMORE

THIS PROMISSORY NOTE PUT OPTION AGREEMENT. dated as of November 8.20 I 0 (this “Agreement”), is by and between DAVID G. ELMORE, an individual residing at 1334 Park view A venue, Suite 200, Manhattan Beach, Los Angeles County, California 90266- 3713 (“Elmore”) and OLD RELIANCE INSURANCE COMPANY, an Arizona corporation (the Holder”).

WITNESSETH

WHEREAS. the Holder owns various promissory notes in an original aggregate principal amount of US $703,638.70, each of which are secured by deeds of trust in real property as listed in Exhibit I attached hereto (collectively, the “Promissory Notes”);

WHEREAS, by this Agreement, Elmore wishes to grant to Holder the right to sell the Promissory Notes to Elmore subject to the terms and conditions set forth herein:

WHEREAS. by this Agreement, Holder wishes to grant to Elmore the right to purchase the Promissory Notes subject to the terms and conditions set forth herein:

WHEREAS, Elmore has entered into a Stock Purchase Agreement dated November 8, 2010 by and among Midwest Holding Inc.. American Life and Security Corp. and Elmore (the “Stock Purchase Agreement”), and this Agreement is required pursuant to the Stock Purchase Agreement; and

WHEREAS, Elmore will receive substantial benefits from the execution. delivery and performance of the obligations under the Stock Purchase Agreement the receipt and sufficiency of which are hereby acknowledged;

NOW, TIIEREFORE, in consideration of the premises and the agreements. provisions and covenants herein contained, each of Elmore and the Holder hereby agrees as follows:

ARTICLE I. DEFINITIONS AND RULES OF INTERPRETATION

Section 1.01.  Definitions.

All capitalized terms used herein shall, unless defined herein, have the respective meanings set forth in the Stock Purchase Agreement.

ARTICLE II. OPTION

Section 2.01.  Granting of Options.

(a)  Elmore hereby grants to Holder an irrevocable option which will become effective on the Closing Date of the Stock Purchase Agreement (“Option Effective Date”), to require Elmore to purchase all of the Promissory Notes held by holder at the Put Option Price(s)  (as defined below) on the Put Settlement Date(s) (as defined below) described in the Put Exercise Notice(s) (as defined below) applicable to any Promissory Notes in accordance with the terms of this Agreement (the “Put Option”) The Put Option may be exercised by Holder on one or more occasions with respect to one or more of the Promissory Notes then held by holder and described in the applicable Put Exercise Notice. Holder will, upon exercise of such right pursuant to Section 2.02(a) hereof with respect to any Promissory Notes described in a Put Exercise Notice, become entitled to receive the Put Option Price for such Promissory Notes from Elmore against delivery of such Promissory Notes in accordance with Section 2.03.  The Put Option shall expire on the date falling thirty-six (36) months after the Option Effective Date (“Option Termination Date”)  at which time if not exercised in full shall be deemed to be exercised in full by Holder.

(b)  Holder hereby grants to Elmore an irrevocable option which will become effective on the Option Effective Date to purchase any or all of the Promissory Notes at the price per note equal to the unpaid principle amounts of such Promissory Notes described in the applicable Option Exercise Notice, plus any unpaid accrued interest penalties or related fees as of the date of the Option Settlement Date.  The Option Settlement Date specified in the applicable Option Exercise Notice shall be set forth in said notice, which date shall be no later than the tenth business day following the date of such Option Exercise Notice.  The completion of the sale of the Promissory Notes in this Section 2.01 (b) shall take place on similar terms as set forth in Section 2.03.

Section 2.02.  Exercise of Option.

(a)  Holder may, so long as a Put Trigger Event (as defined below) has occurred, elect on one or more occasions to exercise the Put Option with respect to all (or if Holder so elects in its sole discretion) or any of the Promissory Notes held by it by giving written notice of such election, substantially in the form of Exhibit II attached hereto (such notice, the “Put Exercise Notice”), to Elmore.

(b)  The Put Option shall be settled with respect to the Promissory Notes that are the subject of any Put Exercise Notice, and Elmore shall purchase and Holder shall sell all of such Promissory Notes at the Put Option Price, on the settlement date (the “Put Settlement Date”) specified in the applicable Put Option Notice, which date shall be no later than the tenth business day following the date of such Put Exercise Notice.

Section 2.03.  Completion of Sale of the Promissory Notes.

(a)  If the Put Option is exercised pursuant to Section 2.02. the completion of the sale and purchase of the Promissory Notes that are the subject of the applicable Put Exercise Notice shall take place on the Put Settlement Date at the offices of Jones & Keller, P.C., 1999 Broadway, Suite 3150. Denver, Colorado 80202, at 10:00 a.m. (Mountain time), or at such other place to be mutually agreed upon by the parties hereto.

(b)  The completion of any sale and purchase of the Promissory Notes that arc the subject of the applicable Put Exercise Notice pursuant to the exercise of the Put Option on the Put Settlement Date shall take place as follows:

(i) Subject to Section 2.05(a) Elmore shall pay the Put Option Price to Holder on the Put Settlement Date by wire transfer of immediately available funds: and

(ii) upon completion of step (i) above, Holder’s right title and interest in and to the Promissory Notes that are the subject of the applicable Put Exercise Notice shall be transferred to Elmore (or any designee thereof specified by Elmore to Holder prior to the Put Settlement Date) by Holder by delivering an assignment of all right. title and interest in and to the Promissory Notes and such other instruments securing payment thereof, substantially in the form of Exhibit III attached hereto (such notice, the “Assignment”).

(c) The parties hereto agree to take such further acts and to execute such further documents as may be reasonably necessary so that upon payment in full of the Put Option Price, Elmore (or its designee) may obtain, title to the Promissory Notes that arc the subject of the applicable Put Exercise Notice.

(d)  If the Put Option has not been exercised pursuant to Section 2.02 with respect to all of the Promissory Notes as of the Option Termination Date, Elmore shall be required to purchase the remaining portion of the Promissory Notes as of such date.

Section 2.04. Encumbrances.

Holder represents. warrants and covenants that upon transfer of the Promissory Notes to Elmore (or its designee) in accordance with Section 2.03(b)(ii), Holder shall have delivered to Elmore (or its designee) all of Holder’s right, title and interest in, to and under the Promissory Notes that are the subject of a Put Exercise Notice, free and clear of any pledge, assignment, lien. charge. mm1gage. encumbrance or other security interest (each, an “Encumbrance”) (other than any other Encumbrance created by or at the direction of Elmore (or his designee) or any of his Affiliates).

Section 2.05. Determination of Put Option Price.

(a)                          The “Put Option Price” means the unpaid principal amount of the Promissory Notes described in the applicable Put Exercise Notice, plus any unpaid accrued interest, penalties or related fees as of the date of the Put Settlement Date.

(b)                         Holder shall deliver notice of its calculation of the Put Option Price to Elmore no later than the third business day following the delivery of the Put Exercise Notice.  If (i) Elmore does not agree with Holder’s calculation of the Put Option Price, Elmore shall immediately (but in any event not later than the third business day following the delivery of the notice of calculation referred to in the immediately preceding sentence) provide written notice to Holder to such effect (which notice shall contain Elmore’s calculation of the Put Option Price) and (ii) such dispute is not resolved by the business day preceding the Put Settlement Date. the Put Option Price shall be paid as follows: on the Put Settlement Date, Elmore shall pay to Holder the Put Option Price as specified by Holder in the notice of calculation referred to in the first sentence of this paragraph (such amount, the “Initial Installment”).

(c)                          If the parties hereto arc unable to agree on the Put Option Price as provided in Section 2.05(b). then within twenty business days following the Put Settlement Date, the Appraiser (as defined below) appointed by Holder shall (i) recalculate (which determination shall be made as of the Put Settlement Date) the Put Option Price: (ii) determine the difference between such amount and the Initial Installment (the “Adjustment Amount”)  and (iii) provide Holder and

Elmore with written notice of the Adjustment Amount.  Not later than the fifth business day following the date of the written notice delivered in accordance with the immediately preceding sentence, if the Adjustment Amount is (x) positive, Elmore shall pay Holder an amount equal to the sum of (1) the Adjustment Amount and (2) interest thereon, accruing from and including the Put Settlement Date to but not including the date of payment thereof, at a rate of 10% per annum (accrued daily on the basis of a year of 360 days and the actual number of days elapsed) or (y) negative. Holder shall refund to Elmore the Adjustment Amount.  All determinations made by the Appraiser shall in the absence of fraud or manifest error, be conclusive for all purposes and binding on the parties.

(d)                         The term “Appraiser” means a firm following its appointment by Holder to act as “Appraiser” hereunder pursuant to this Section 2.05.

(c)                          Elmore and Holder shall be equally responsible for the Appraiser’s expenses, disbursements and advances incurred or made by the Appraiser in connection with the services rendered by it under this Section 2.05.

(f)                            Without prejudice to Elmore’s obligation to pay the Put Option Price following a valid exercise of the Put Option, if Elmore shall fail to pay any portion of the Put Option Price on the date required under Section 2.03 (the “Default Date”), Elmore shall pay interest on such portion to Holder from the Default Date up to the time of actual payment of the Put Option Price at the rate or 15% per cent per annum, Jess any interest received by Holder on the Promissory Notes subject to Holder’s exercise of the Option.  Interest under this Section 2.05(d) shall accrue daily on the basis of a year of 360 days and the actual number of days elapsed and shall be payable on demand.

ARTICLE III. PUT TRIGGER EVENT

Section 3.01. Put Trigger Event.

Any of the following shall constitute a “Put Trigger Event” hereunder:

(i)                                   any default under the Promissory Notes;

(ii)                                any notification from the department of insurance that the Promissory Notes arc no longer admissible assets or that their admissibility is impaired for any reason, including, but not limited to, a drop in the value of the underlying assets.

ARTICLE IV. MISCELLANEOUS

Section 4.01. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be an original but all of which together shall constitute but one and the same agreement.

Section 4.02.  Further Assurances.

Each of the parties hereto to cooperate and take such further action and to execute and deliver such additional instruments and documents as any other party hereto may from time to time reasonably request for the purposes of giving effect to the terms of this Agreement or any other Finance Document at the cost of the requesting party.

Section 4.03.  GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH. THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

Section 4.04.  Entire Agreement.

This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, regarding such subject matter.

Section 4.05.  Amendments.

This Agreement may be amended only by a written instrument executed by the parties hereto or their respective successors or permitted assigns.

Section 4.06.  Severability.

lf any term, provision, covenant, or condition of this Agreement or the application thereof to any party or circumstance, is held to be invalid or unenforceable (in whole or in part) for any reason. the remaining terms, provisions, covenants and conditions hereof will continue in full force and effect as if this Agreement has been executed with the invalid or unenforceable portion severed from this Agreement to the extent necessary to comply with applicable law and permit enforcement unless such modification would materially impair the respective benefits (in the reasonable judgment of such party) of either of the parties hereto.

Section 4.07.  WAIVER OF TRIAL BY JURY.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES. TO THE EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTI IER FINANCL DOCUMENT OR THE TRANSACTIONS CONTEMPLATED IIEREBY OR THEREBY.

Section 4.08.  Waiver.

The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provisions. No waiver of any breach hereof or non-compliance herewith shall be held to be a waiver of any other or subsequent breach hereof or non-compliance herewith.

Section 4.09.  Specific Performance.

(a) Holder acknowledges that Elmore will have no adequate remedy at law if Holder fails to perform its obligations under this Agreement. In such event, Holder agrees that Elmore shall have the right, to the fullest extent permitted by law, in addition to any other rights it may have. to specific performance of such obligations and that it will not take any action to impede Elmore’s efforts to enforce such right of specific performance.

(b) Elmore acknowledges that Holder will have no adequate remedy at law if Elmore fails to perform its obligations under this Agreement In such event, Elmore agrees that Holder shall have the right, to the fullest extent permitted by law, in addition to any other rights it may have, to specific performance of such obligations and that it will not take any action to impede Holder’s efforts to enforce such right or specific performance.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective duly authorized officers as of the date first above written.

ELMORE:

David G. Elmore

HOLDER:

OLD RELIANCE INSURANCE COMPANY, an Arizona corporation

By:

Its:

Exhibit AAA

List of Promissory Notes

Subject to Promissory Note Option Agreement

	Date of	Face Amount	Property Subject to Deed
Maker of Note	Note	of Note	of Trust
Kaehall Investments LLC	12/31/08	$156,438.70	1260 Quince Street Denver, Colorado

First American Capital Corporation	1/1/09	$234,000.00	3325-3327 Krameria Street Denver, Colorado

First American Capital Corporation	1/1/09	$61,200.00	927 S. Lowell Blvd. Denver, Colorado

First American Capital Corporation	1/1/09	$139,500.00	1000 Kenton Street Aurora, Colorado

First American Capital Corporation	1/l/09	$112,500.00	980 Hazel Court Denver, Colorado

Exhibit BBB

PUT EXERCISE NOTICE

                       , 20

To:                              David G. Elmore

1334 Park view Avenue, Suite 210

Manhattan Beach. CA 90266

Facsimile No: (310) 546-8447

Re:                               ELMORE PROMISSORY NOTE PUT OPTION AGREEMENT PUT EXERCISE NOTICE

Dear Mr. Elmore:

Reference is made to the Promissory Note Put Option Agreement dated as of                   2010 (as amended or otherwise modified through the date hereof, the “Agreement”), by and between David G. Elmore (“Elmore’’) and OLD RELIANCE INSURANCE COMPANY, an Arizona corporation (‘‘Holder’’). Terms used but not otherwise defined herein have the meaning assigned to them in the Agreement.

Pursuant to Section 2.02(a) of the Agreement we hereby exercise the Put Option following a Put Trigger Event set forth in Article III with respect to the following principal amount or Promissory Notes:

The Put Settlement Date with respect to such Promissory Notes shall be the date set out below:

Put Settlement Date:

OLD RELIANCE INSURANCE COMPANY, an Arizona corporation

By:

Its:

EXHIBIT G

To the Stock Purchase Agreement

Dated November 8, ,2010

SOFTWARE LICENSE AGREEMENT

This Software License Agreement (this “Agreement”) is made as of the Effective Date defined below between Old Reliance Insurance Company, an Arizona stock life insurance company (“Licensor’’), and Elmore Group, Ltd.. a Delaware corporation (“Licensee”).

Background

A.                                   Licensor is the owner of certain Software and Documentation therefor. as defined in Exhibit A attached hereto (collectively, the ‘‘Licensed Software’’):

B.                                     David G. Elmore (“Elmore”) is the former sole-shareholder of Licensor; Elmore’s shares of Licensor were purchased by Midwest Holding Inc. and American Life & Security Corp. pursuant to a Stock Purchase Agreement dated November 11, 2010 (the “Stock Purchase Agreement’’); and

C.                                     Elmore is the sole shareholder of Licensee. As part of the consideration for the Stock Purchase Agreement, Licensor desires to grant to Licensee and Licensee desires to obtain from Licensor a non-exclusive license to use the Licensed Software solely in accordance with the terms and on the conditions set forth in this Agreement.

Agreement

In consideration or the promises and agreements set forth herein and in the Stock Purchase Agreement, the parties agree as follows:

1.  Definitions and Interpretation.

1.1                                 Rules of Interpretation. Unless otherwise specified:

(a)                                  “or” is not exclusive and includes “and/or”:

(h)                                 “including” means “including, without limitation”;

(c)                                  whenever a term is defined herein, the definition ascribed to such term. and each common noun and pronoun, shall he equally applicable to both the singular and plural forms of such term and to masculine, feminine and neuter genders of such term: and

(d)                                 references to Articles, Sections and Exhibits shall refer to such portions or this Agreement unless otherwise specified and each Exhibit referenced in this Agreement is incorporated into this Agreement as though set forth fully herein;

(e)                                  unless the context shall clearly indicate otherwise, or may otherwise require. in this Agreement the terms ‘‘herein,” “hereunder, “hereby,” ‘‘hereto,” ‘‘hereof’ and any similar terms refer to this Agreement as a whole and not to any particular Article, Section or subsection in this Agreement;

(f)                                    the headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

1.2                                             Definitions. The following terms shall have the meanings set forth below:

“Affiliate’’ means, as to any person, any other person which, directly or indirectly, is in control or is controlled by, or is under common control with such person. For purposes of this definition. “control” of a person means the power, directly or indirectly, either to (i) vote 10% or more of the ownership interests having ordinary voting power for the election of directors or managers of such person or (ii) direct or cause the direction of the management and policies of such person whether by contract or otherwise.

‘‘Documentation’’ means all manuals. user documentation. and other related materials pertaining to the Software which arc furnished to Licensee by Licensor in connection with the Software.

“Effective Date” means the date that is the Closing Date defined in the Stock Purchase Agreement.

“Licensed Software’’ means the Documentation and the Software.

‘‘Software” means the computer programs in machine readable object code form specified in Exhibit A and any subsequent error corrections or updates supplied to Licensee by Licensor.

2.  License Grant.

Licensor hereby grants to Licensee a limited, perpetual, non-exclusive, irrevocable (except as provided in Section 9.2 hereof), non-transferable. royalty-free and fully paid up license to use the Licensed Software for a period beginning on the Effective Date and continuing until terminated as provided for in Section 9 of this Agreement (the “License Term’’). The license granted hereby is non-sublicensable, provided, however, that Licensee may sublicense the Licensed Software to Licensee’s Af1iliatcs. Each sublicense by Licensee to its Af1iliatcs shall terminate upon termination of this Agreement. Licensee is authorized to use the Licensed Software solely for its own internal business purposes and the internal business purposes or its Affiliates. For purposes hereof, “own business purposes” means that the Software will operate only on the business data of Licensee and its Affiliates or on the data of the customers of Licensee and its Affiliates. Licensee may not use the Software to manage the data of third parties or to operate a service bureau.

3.  Delivery.

Licensor shall deliver to Licensee a master copy of the Software in object code form, suitable for reproduction, in electronic downloadable files only. Licensor shall also deliver to Licensee three (3) tangible printed copies of the Documentation if so requested by Licensee. In the absence of a specific request for tangible embodiments of the Documentation, Licensor shall make the Documentation available for download. The foregoing provisions for download of the Software and Documentation shall be applicable, beginning as of the Effective Date and continue during the term of this Agreement.

4.  Modifications.

Licensor will provide Licensee with error corrections, bug fixes, patches or other updates to the Software in object code form to the extent available at the time when Licensor implements such modifications for its own use of the Software. All such error corrections, bug fixes, patches, updates or other modifications shall be the sole property of Licensor. Licensee reserves the right to make such changes and modifications to the Software as Licensee sees fit in Licensee’s sole discretion. Licensee shall not be obligated to provide updates to Licensor as to any such changes or modifications.

5.  Copies.

Licensee and its Affiliates are entitled to make that number of copies of the Licensed Software that is necessary and reasonable for the uses permitted under this Agreement and for reasonable archival purposes. Licensee agrees to maintain appropriate records of the number and location of all copies of the Software and make such records available upon Licensor’s prior written request. Licensee further agrees to reproduce all copyright and other proprietary notices on all copies of the Software in the same form and manner that such copyright and other proprietary notices are originally included on the Software.

6.  Protection of Software.

6.1                                 Proprietary Notices. Licensee agrees to respect and not to remove, obliterate, or cancel from view any copyright. trademark, confidentiality or other proprietary notice, mark. or legend appearing on the Software or output generated by the Software, and to reproduce and include same on each copy of the Software.

6.2                                 No Reverse Engineering. Licensee agrees not to modify, reverse engineer, disassemble, or decompile the Software, or any portion thereof.

6.3                                 Ownership. Licensee further acknowledges that all copies of the Software in any form provided by licensor or made by Licensee arc the sole property of Licensor. Licensee shall not have any right, title, or interest to any such Software or copies thereof except as provided in this Agreement, and further shall secure and protect all Software and Documentation consistent with maintenance of Licensor’s proprietary rights therein.

7.  Confidentiality.

The Software and Documentation constitute and contain valuable proprietary products and trade secrets of Licensor and/or its suppliers, embodying substantial creative efforts and confidential information, ideas, and expressions. Accordingly, Licensee agrees to treat (and take precautions to ensure that his employees, affiliates and representatives treat) the Software and Documentation as confidential and shall not disclose it to any third person other than Licensee’s employees, servants, agents, and consultants and to the employees, servants, agents, and consultants of Licensees Affiliates. To the extent disclosure is made to persons who are not employees of Licensee, such third parties discloses shall be bound under covenants of confidentiality substantially similar to the covenants of confidentiality in this Agreement.

8.  Warranties and Disclaimer; Limitations.

8.1                                 The Licensed Software is provided “AS IS’’. Licensor makes no warranty respecting the Licensed Software. and Licensor EXPRESSLY DISCLAIMS THE IMPLIED WARRANTY OF TITLE. WARRANTY AGAINST INFRINGEMENT, AND ALL OTHER WARRANTIES. INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY. DESIGN AND FITNESS FOR ANY PARTICULAR PURPOSE. EVEN IF LICENSOR HAS BEEN INFORMED OF SUCH PURPOSE. NO AGENT OF LICENSOR IS AUTHORIZED TO ALTER OR EXCEED THE WARRANTY DISCLAIMER OF LICENSOR AS SET FORTH HEREIN.

8.2                                 LICENSEE ACKNOWLEDGES AND AGREES THAT THE CONSIDERATION PAID BY LICENSEE DOES NOT INCLUDE ANY CONSIDERATION FOR ASSUMPTION BY LICENSOR OF THE RISK OF LICENSEE’S DIRECT. CONSEQUENTIAL OR INCIDENTAL DAMAGES WHICH MAY ARISE IN CONNECTION WITH LICENSEE’S USE OF THE SOFTWARE AND DOCUMENTATION., LICENSOR SHALL NOT BE RESPONSIBLE TO LICENSEE FOR ANY DIRECT. LOSS-OF-PROFIT, INDIRECT, INCIDENTAL SPECIAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE LICENSING OR USE OF THE SOFTWARE OR DOCUMENTATION. LICENSEE SIIALL NOT BE RESPONSIBLE TO LICENSOR FOR ANY DIRECT, LOSS-OF-PROFIT, INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF LICENSEE’S USE OF THE SOFTWARE OR DOCUMENTATION. Any provision herein to the contrary notwithstanding, the maximum liability of either party to the other arising out of or in connection with any license, use or other employment of the Licensed Software, whether such liability arises from any claim based on breach or repudiation of contract, warranty, tort or otherwise, shall in no case exceed the actual price paid to Licensor by Licensee for the Licensed Software. which the parties’ agree is $10.00. The essential purpose of this provision is to limit the potential liability of the parties to each other arising out of this Agreement. The parties acknowledge that the limitations set forth in this Section are integral to this Agreement and that. were either party to assume any further liability other than as set forth herein, neither party would enter into this Agreement.

9.  Termination.

9.1                                          Licensee may terminate this Agreement and the license granted hereunder upon the furnishing of thirty (30) days notice, with or without cause.

9.2                                          Licensor may terminate this Agreement and the license granted only fix a material breach by Licensee of Sections 5, 6, 7, or 11.3 of this Agreement, and then, only after furnishing to Licensee thirty (30) days’ advance written notice (the ‘‘Cure Period’’) which specifies the section of this Agreement allegedly breached and the nature of the said breach. If. notwithstanding such notice, Licensee cures the noticed breach within the Cure Period to the reasonable satisfaction of Licensor, then this Agreement and the license herein granted shall continue as though no such notice had been furnished. If the noticed breach is not cured within the Cure Period to the reasonable satisfaction of Licensor, then this Agreement and the herein granted license shall terminate at the end of the Cure Period without further notice or action by Licensor.

10.  Post Termination Rights.

10.1                                    Upon termination of this Agreement, all rights granted to Licensee under this Agreement shall forthwith terminate and immediately revert to Licensor and Licensee shall discontinue all use of the Licensed Software.

10.2                                    Upon termination of this Agreement Licensor may require that the Licensee transmit to Licensor, at no cost, copies of the Software and the Documentation.

11.  General Provisions.

11.1                                    This Agreement shall be governed by the laws of Delaware.

11.2                                    No waiver by either party of any default shall be deemed as a waiver of any prior or subsequent default of the same or other provisions of this Agreement.

11.3                                    The license granted hereunder is personal to Licensee and may not be assigned by any act of Licensee or by operation of law.

11.4                                    The parties shall attempt to resolve any disputes, controversy or claim that arise between them under this Agreement (“Disputes”) by discussion among themselves. Any Dispute, including a Dispute over the propriety or appropriateness of termination of this Agreement and the license granted hereunder, which cannot be resolved by discussion will be submitted to binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules in effect on the Effective Date. The arbitration shall be heard by one arbitrator, who shall be selected from the AAA’s National Roster of Arbitrators and shall have experience in matters related to software licensing and intellectual property.

The place of arbitration shall be Lincoln, Nebraska. Each party agrees that at the request of the other party it will confer (in person, telephonically, or otherwise) to discuss the appropriateness of providing limited discovery rights in light of the matters involved and the amount(s) in dispute. If the parties cannot agree on discovery rights, the matter will be referred to the arbitrator who shall determine what discovery shall be allowed and set a schedule for its completion. The arbitrator may grant any remedy or relief deemed just and equitable within the scope of this Agreement, including but not limited to, equitable relief and specific performance: provided. however, the arbitrator shall have no authority to award (i) punitive or other damages not measured by the prevailing party’s actual damages, except as may be required by statute, or (ii) any damages in excess of the limitations on liability and damages set forth in this Agreement. The arbitrator shall award to the prevailing party, if any, as determined by the arbitrator, all of its reasonable pre-award arbitration expenses. including the arbitrator’s fees, administrative fees. travel expenses. out-of-pocket expenses such as copying and telephone, court costs, and attorney or may apportion such fees and cost according to the relative culpability of the parties.

The parties have signed this Agreement to be effective on the Effective Date.

LICENSOR:

OLD RELIANCE INSURANCE COMPANY

By:

Mark A. Oliver, Chief Executive Officer

LICENSEE:

Elmore Group. Ltd

By:

David G. Elmore, President

EXHIBIT A

SOFTWARE and DOCUMENTATION